EXHIBIT 10.1

CONVERTIBLE NOTE FACILITY AGREEMENT

DATED AS OF MAY 28, 2014

BY AND BETWEEN

ECO-STIM ENERGY SOLUTIONS, INC., as the Issuer

AND

ACM EMERGING MARKETS MASTER FUND I, L.P., as the Note Purchaser

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CONVERTIBLE NOTE FACILITY AGREEMENT

This Convertible Note Facility Agreement is dated as of May 28, 2014 by and between ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Issuer”) and ACM EMERGING MARKETS MASTER FUND I, L.P., a Cayman Islands exempted limited partnership (the “Note Purchaser”). The Note Purchaser and any other registered holder of Notes hereunder is referred to as a “Note Holder” and collectively, as “Note Holders.”

RECITALS

A. WHEREAS, on the terms and subject to the conditions set forth herein, the Note Purchaser desires to purchase from the Issuer, and the Issuer desires to sell to the Note Purchaser, multiple draw secured promissory notes in the aggregate principal amount of up to $22,000,000, convertible into the common stock, par value $0.001 per share (“Common Stock”) of the Issuer as provided herein and in such notes; and

B. WHEREAS, on or prior to the Closing Date, the Issuer also desires to grant to the Note Purchaser, and the Note Purchaser desires to be granted, the option to subscribe for 1,333,333 shares of Common Stock of the Issuer, in accordance with the terms and conditions set forth in the Option Agreement.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the Parties intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms

The following terms used in this Agreement (including in the Recitals) shall have the following meanings:

“8-K Filing” has the meaning set forth in Section 6.16.

“Acceptable Insurance Carriers” means financially sound and reputable insurance companies authorized and licensed to do business in each jurisdiction where the Subject Companies conduct business or any other Collateral is located with a minimum “A” rating from A.M. Best or an equivalent rating from any other comparable insurance ratings bureaus, or other insurance companies of recognized responsibility satisfactory to the Note Holders.

“Accountant” means, with respect to the Issuer, Whitley Penn LLP, or such other nationally recognized public accounting firm as the Note Holders may approve in writing, and with respect to any other Subject Company, a regionally recognized and reputable accounting firm as the Note Holders may approve in writing.

“Additional Transaction Documents” means any documents or agreements relating to the transactions contemplated hereby entered into by any Transaction Document Party with the Note Holders or for the expressed benefit of the Note Holders as a third party beneficiary after the Closing Date.

“Advance” means any advance of funds made under the Notes in accordance with this Agreement.

“Advance Notice” has the meaning set forth in Section 2.2C(i).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, no individual shall be deemed an Affiliate of a Person solely by reason of his or her being a director, committee member, officer or employee of such Person.

“Aggregate Amounts Due” has the meaning set forth in Section 9.15A.

“Agreement” means this Convertible Note Facility Agreement, including all attached Schedules and Exhibits.

“Albright Fund Manager” means Albright Capital Management LLC, a Delaware limited liability company.

“Approved Capex Draw” means a capital expenditure budget for the Subject Companies, developed, presented and recommended by the management of the Issuer, for each Fiscal Year (or portion thereof) from the Closing Date to and including the Fiscal Year ending December 17, 2017, which has been approved by the Issuer’s Board of Directors and the Note Holders and which does not provide for expenditures in any such Fiscal Year (or portion thereof) that exceed in the aggregate the sum of (a) the greater of (i) $25,000,000 and (ii) 25% of EBITDA for the Issuer on a consolidated basis for such Fiscal Year plus (b) an additional amount for capital expenditures necessary, in the reasonable judgment of the management and the Board of Directors of the Issuer, in order for the Subject Companies to pursue additional business opportunities.

“Argentina” means the Argentine Republic.

“Argentina Customer” has the meaning set forth in Section 4.1T.

“Argentina Security Agreement” means the registered pledge of assets to be entered into by Viking Rock for the benefit of the Note Holders, in form and substance satisfactory to the Note Holders.

“Argentina Service Agreement” has the meaning set forth in Section 4.1T.

“Argentina Share Pledge” means the Share Pledge Agreement entered into as of the Closing Date by the Issuer, for the benefit of the Note Holders, pledging 65% of the shares of Eco-Stim Argentina, in form and substance satisfactory to the Note Holders, substantially in the form attached in Exhibit F.

“Authorizations” means all permits, licenses, orders, approvals, consents, exemptions, rulings, decrees, tariffs, filings, certifications, franchises, building permits, plot plan approvals, subdivision approvals, site plan reviews, environmental approvals (including an environmental impact statement or other reviews or environmental assessment report required under Environmental Laws), sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlement, drilling permits and other authorizations, whether now existing or hereafter issued to, or obtained by, any Transaction Document Party or any other Subject Company that, (i) relate to or concern in any way to the business of any of the Subject Companies, any of the transactions contemplated hereby or by any Transaction Document, or the exercise by any Note Holder of its rights under the Security Documents, and (ii) are given or issued by any Governmental Authority.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Interest” has the meaning set forth in Section 3.2A.

“Benefit Plan Investors” include (a) any employee benefit plan (as defined in section 3(3) of ERISA), that is subject to Title I of ERISA, (b) any plan to which Section 4975 of the Internal Revenue Code applies, including, without limitation, individual retirement accounts and Keogh plans, and (c) any entity, the underlying assets of which include plan assets of a plan described in (a) or (b) above by reason of a plan’s investment in the entity, including without limitation for this purpose, the general account of an insurance company, any of the underlying assets of which constitute “plan assets” under Section 401(c) of ERISA, or a wholly owned subsidiary thereof.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person, and (iv) in the case of any other type of Person, the functional equivalent of the foregoing.

“Business Agreement” means each indenture, mortgage, deed of trust, contract, undertaking, agreement, lease, easement or other instrument to which any Subject Company is or becomes a party or by which any Subject Company, any Subject Company Property or Subject Company’s Securities are or become bound or to which any Subject Company, any Subject Company Property or Subject Company’s Securities are or become subject, including the Equipment Purchase Agreements and the Argentina Service Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or which is a day on which banking institutions located in any such jurisdiction are authorized or required by Law or other action by any Governmental Authority to close.

“Casualty Event” means any event that causes any Subject Company Property, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Casualty/Condemnation Proceeds” means all amounts and proceeds of any kind (including instruments) received in respect of any Casualty Event or Condemnation Event.

“Change of Control” has the meaning set forth in Section 3.3C.

“Closing” has the meaning set forth in Section 2.1B.

“Closing Date” has the meaning set forth in Section 2.1B.

“Closing Operating Budget” has the meaning set forth in Section 4.1J.

“Collateral” means, collectively, the “Collateral” as defined in the U.S. Security Agreement, “Security Assets” as defined in each of the Viking Security Agreements and the Viking Share Pledges, “Pledged Shares” as defined in the Argentina Share Pledge and any other collateral as defined in or in which a security interest is granted or purported to be granted to any Person for the benefit of the Note Holders under any Security Document.

“Commitment” means $22,000,000, the maximum aggregate principal amount of the Notes.

“Commitment Period” means the period commencing on the Closing Date and ending on the earlier to occur of, (i) the date that is the second anniversary of the Closing Date, and (ii) the date that any prepayment of the Notes has been made.

“Common Stock” has the meaning set forth in Recital A.

“Condemnation Event” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of, or proceeding by, any Governmental Authority relating to any Subject Company Property.

“Contingent Obligation,” as applied to any Person, means any direct or indirect obligation or other liability, contingent or otherwise (an “obligation”) of that Person:

(i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring such obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof; or

(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.

Contingent Obligations shall include:

(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another;

(b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other parties to an agreement; and

(c) any obligation of such Person for the obligation of another through any agreement (contingent or otherwise) to: (1) purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise); or (2) maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under this clause (c), the primary purpose or intent thereof is as described in the preceding sentence.

The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is expressly limited under the terms of the documentation establishing such Contingent Obligation.

“Default Interest Rate” has the meaning set forth in Section 3.2B.

“Disqualification Event” has the meaning set forth in Section 5.2Q.

“Dollars” or “$” means dollars in the legal tender of the United States.

“DTC” means The Depository Trust Issuer.

“EBITDA” means, for any period the sum of:

(i)(a) net income (or loss) of the Issuer for such period (excluding extraordinary gains, plus (b) all interest expense of the Issuer for such period, plus (c) all charges against income of the Issuer for such period for federal, state and local taxes actually paid, each consolidated in accordance with GAAP of the accounts or other items of the Issuer;

(ii) depreciation expenses for such period; plus

(iii) amortization expenses for such period; plus

(iv) other non-recurring expenses reducing net income of the Issuer which do not represent a cash item in such period or any future period,

all calculated for such period in accordance with GAAP.

“Eco-Stim Argentina” means EcoStim Energy Solutions Argentina S.A., a sociedad anónima incorporated under the laws of Argentina.

“EcoStim Texas” means EcoStim, Inc., a Texas corporation.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is or was established, maintained, sponsored or contributed to, or is or was required to be established, maintained, sponsored or contributed to, by any Subject Company or any of its ERISA Affiliates or with respect to which any Subject Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Environmental Claim” means any investigation, notice, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including death), property damage, contribution, indemnity, indirect or consequential damages, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or operating restrictions, in each case relating to, resulting from or in connection with Hazardous Materials or the violation or alleged violation of any Environmental Law and relating to any Subject Company or any Subject Company Property.

“Environmental Laws” means all applicable current or future federal, state, regional, municipal and local laws contained in any statutes, ordinances, orders, rules, regulations, judgments, approvals, permits and drilling permits, as interpreted by the relevant Governmental Authorities, whether of the United States, Argentina or any other nation or jurisdiction, relating to:

(i) environmental matters, including those relating to fines, injunctions, penalties, damages, monetary contribution, cost recovery compensation, losses or injuries resulting from a Release or threatened Release;

(ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or

(iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to any Subject Company or any properties of any of the foregoing, including the following laws of Argentina: Law 25,675 (General Environmental Law), Law 24,501 (Hazardous Waste Law), and general regulations and minimum standards specifically applicable to hydrocarbon activities issued by the Argentine National Secretariat of Energy while exercising the powers delegated by law to that effect (including Resolutions 105/92, 25/04, 341/93, 342/93, 143/98, 5/96 and 318/10), as well as all regulations promulgated thereunder, and any analogous future or present local, state or federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equipment Purchase Agreements” means, collectively, (i) the S&S Equipment Purchase Agreement; (ii) the QM Equipment Purchase Agreement; and (iii) the SageRider Equipment Purchase Agreement.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase, subscription or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” as applied to any Person means:

(i) corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member;

(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and

(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

Any former ERISA Affiliate of any Subject Company shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of any Subject Company and with respect to liabilities arising after such period for which any Subject Company could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means:

(i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) days’ notice to the PBGC has been waived by regulation);

(ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure by a Subject Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan;

(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(iv) the withdrawal by a Subject Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA;

(v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(vi) the imposition of liability on a Subject Company or any of its ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii) the withdrawal of a Subject Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Subject Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

(viii) the occurrence of an act or omission which could give rise to the imposition on a Subject Company or any of its ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code other than Sections 4977, 4979, 4980B or 4980D or under Sections 409, 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan;

(ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against a Subject Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan;

(x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or

(xi) the imposition of a Lien against any Subject Company, any of its ERISA Affiliates or any of their respective assets pursuant to Sections 412 or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Note Holder or required to be withheld or deducted from a payment to a Note Holder:

(i)  Taxes imposed on or measured by net income (however denominated, and including branch profits Taxes), overall receipts or total capital, franchise Taxes or other Taxes imposed in lieu of net income Taxes, in each case, (a) imposed as a result of such Note Holder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (b) that are Other Connection Taxes;

(ii) United States federal withholding Taxes imposed on amounts payable to or for the account of a Foreign Note Holder with respect to an applicable interest in any loan hereunder pursuant to a law in effect on the date on which (a) such Note Holder acquires such interest in the loan or (b) such Note Holder changes its lending office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Note Holder’s assignor immediately before such Note Holder became a party hereto or to such Note Holder immediately before it changed its lending office;

(iii)  Taxes attributable to such Note Holder’s failure to comply with Section 3.6E; and

(iv) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into by the United States and a foreign jurisdiction to implement the information reporting requirements imposed by such Sections of the Code, and any local law rules, regulations and other practices or guidance issued in connection to such intergovernmental agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means each twelve-month period ending on December 31 of each calendar year.

“Foreign Note Holder” means a Note Holder that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not a U.S. person.

“FSHCO” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia substantially all of whose assets consist of Equity Interests and/or indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” (within the meaning of Section 957 of the Internal Revenue Code).

“Funding Date” means each date upon which an Advance is made.

“GAAP” means generally accepted accounting principles of the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any court, agency, authority, board, bureau, commission, department, regulatory or administrative body, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, domestic or foreign, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether now or hereafter in existence.

“Hazardous Materials” means:

(i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances” or any other formulations intended to define, list or classify substances as hazardous under any applicable Environmental Laws;

(ii) any oil, petroleum, petroleum fraction or petroleum derived substance;

(iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;

(iv) any flammable substances or explosives;

(v) any radioactive materials;

(vi) asbestos in any form;

(vii) urea formaldehyde foam insulation;

(viii) electrical equipment which contains any dielectric fluid containing polychlorinated biphenyls;

(ix) pesticides; and

(x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or under any Environmental Law.

“IMPACT Lease” means that certain Coiled Tubing Asset Package Lease Agreement, dated as of December 21, 2013, between the Issuer and IMPACT ENGINEERING, AS, a Norwegian Corporation.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control”.

“Indebtedness” means, as applied to any Person, without duplication:

(i) all obligations for borrowed money (and any notes payable, drafts accepted, letters of credit or similar instruments representing extensions of credit whether or not representing obligations for borrowed money) whether for principal, interest, fees or otherwise;

(ii) any obligation owed in respect of the deferred purchase price of property (or the cost of construction thereon or improvements thereto) or services (excluding any obligations to suppliers of goods or services, contractors, materialmen, repairmen and the like which are unsecured, are incurred in the ordinary course of business on normal trade terms, are not evidenced by a note or similar instrument, are due in full no later than forty-five (45) days after the date incurred and are paid when due in accordance with such terms);

(iii) any unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA);

(iv) any obligation secured by a Lien in respect of property owned or held by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation;

(v) any obligation of such Person created or arising under any conditional sale agreement or other title retention agreement; and

(vi) that portion of the obligations of such Person with respect to any lease of any property (whether real, personal or mixed) by that Person as lessee that is accounted for as a capital lease that is properly classified as a liability on the balance sheet in accordance with GAAP as applied to such Person.

“Indemnified Liabilities” has the meaning set forth in Section 9.3B.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any U.S. Subject Company under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.3A.

“Initial Advance” has the meaning set forth in Section 2.2A(i).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment Company Act” means the Investment Company Act of 1940.

“IRR Target Amount” has the meaning set forth in Schedule 3.3A.

“IRS” means the Internal Revenue Service of the United States.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Covered Persons” has the meaning set forth in Section 5.2Q.

“Law” means any applicable common law and any constitutional provision, statute or other law, rule, treaties, regulation, permits, licenses, approvals, interpretations, code, order, ordinance or interpretation of any of the foregoing by any Governmental Authority, whether foreign or domestic, including any Environmental Law, and any orders or decrees of any court or arbitrator.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement granting any security interest).

“Make Whole Premium” means an amount as calculated in accordance with Schedule 3.3A.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means:

(i) a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) of the Subject Companies, taken as a whole;

(ii) a material impairment of the ability of any Transaction Document Party to perform, or any Note Holder to enforce, any of the Obligations; or

(iii)  a material adverse effect on the validity, enforceability or priority of the security interests granted to any Note Holder securing the Obligations.

“Material Agreements” means each Business Agreement, in each case, whether now existing or entered into after the date hereof, which could reasonably be expected to result in material liability on any Subject Company or the termination thereof could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the day that is the fourth anniversary of the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Proceeds” means:

(i) in connection with any asset sale, or any Casualty/Condemnation Proceeds, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such asset sale, amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on any asset that is the subject of such asset sale or Casualty/Condemnation Proceeds (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of Taxes paid (after taking into account any available Tax credits or deductions and any Tax sharing arrangements); and

(ii) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Norwegian Subject Companies” means, collectively, Viking Rock and Viking Rock Holding.

“Note Holders” has the meaning set forth in the Preamble.

“Note Purchaser” has the meaning set forth in the Preamble.

“Notes” means the multiple draw secured promissory notes issued pursuant to Section 2.1A on the Closing Date, and any notes issued in substitution or replacement thereof or upon any assignment thereof, in each case in the form of Exhibit A hereto and as may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations and other liabilities of every nature of the Issuer or any other Transaction Document Party now or hereafter existing under or arising out of or in connection with this Agreement or any of the other Transaction Documents, including all advances under the Notes, and all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to any Transaction Document Party, would accrue on such obligations or other liabilities), fees, costs, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or other liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Note Holder as a preference, fraudulent transfer or otherwise.

“Officer’s Certificate” means a certificate in form and substance satisfactory to the Note Holders executed on behalf of a Transaction Document Party by its president, chief executive officer, vice president, chairman, management committee member, chief financial officer, chief accounting officer, partner or manager.

“Operating Budget” means:

(i) for the period from the Closing Date through December 31, 2015, the Closing Operating Budget; or

(ii) any subsequent Fiscal Year, the operating budget for such Fiscal Year approved by the Issuer’s Board of Directors and the Note Holders pursuant to Section 6.1B(vii);

provided that, solely during the Fiscal Years ending December 31 of 2014 and 2015, the Issuer may update the budgets described in clauses (i) and (ii) at the end of each Fiscal Quarter in order to reflect the changes in the Issuer’s operating activities and conditions so long as the Issuer immediately provides notice of such update to the Note Holders.

“Option Agreement” means the Securities Purchase Option Agreement to be entered into pursuant to Section 2.1E, substantially in the form attached in Exhibit C.

“Organizational Documents” means:

(i) in the case of any corporation, the articles or certificate of incorporation and bylaws of such corporation;

(ii) in the case of any partnership, the partnership agreement of such partnership and, if applicable, the certificate of formation;

(iii) in the case of a limited liability company, the regulations, operating agreement or limited liability company agreement and the certificate or articles of formation; or

(iv) in the case of any such Person described above in this definition, or any other form of entity, any similar constitutive documents of such Person.

“Other Connection Taxes” means, with respect to any Note Holder, Taxes imposed as a result of a present or former connection between such Note Holder and the jurisdiction imposing such Tax (other than connections arising from such Note Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any loan made hereunder or Transaction Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Note.

“Participant Register” has the meaning set forth in Section 9.1B(iii).

“Parties” means, collectively, the Issuer and the Note Holders.

“Payment Instructions” has the meaning set forth in Section 3.5B.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Contest Procedures” means a contest by any Person, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any requirement of Law, Tax, assessment, fee, governmental charge or levy or any Lien or other claim, payment or matter (legal, contractual or other) by appropriate proceedings if:

(i) the Person contesting such claim diligently pursues such contest;

(ii) the Person contesting such claim sets aside adequate cash reserves with respect to the contested claim to the extent required by GAAP;

(iii)  during the period of such contest the enforcement of any contested claim or requirement of Law or any Lien on any asset of a Subject Company imposed in connection therewith is effectively stayed;

(iv) such contest does not involve, (a) any material risk or danger of foreclosure, sale, forfeiture or loss of, or any material risk or material danger of the imposition of a Lien on, any of the Subject Company Properties or any material portion thereof; (b) any material risk or danger of the loss or impairment of any Lien granted under any of the Security Documents; (c) any material risk or danger of any impairment of the ownership of any of the Subject Company Properties or any material risk or material danger of any impairment of the use, operation or maintenance thereof in material respect; (d) any material risk or danger of any criminal or civil liability being incurred by any Note Holder (whether or not material); and (e) any material risk or material danger of resulting in any other Material Adverse Effect; and

(v) after the resolution of any such contest, such contested claim, together with any interest or penalties thereon, shall be paid in full.

“Permitted Contingent Obligations” means:

(i) Contingent Obligations of Eco-Stim Argentina, in respect of surety bonds, performance bonds, importation bonds or bid bonds, in each case as reasonably determined by the management of the Issuer as necessary for the conduct of Eco-Stim Argentina’s business and contemplated in the Operating Budget, in an aggregate amount not exceeding at any time outstanding the lesser of (a) $30,000,000 or (b) 300,000,000 Argentine pesos (notionally converted at the relevant exchange rate as quoted by Bloomberg or, if not available, the relevant exchange rate as quoted by Reuters, and if neither of the foregoing are available, the most recent relevant exchange rate, as published by the International Monetary Fund, at or about 1:00 p.m. New York City time on the day prior to the effective date of such calculation);

(ii) Contingent Obligations of Eco-Stim Argentina set forth on Schedule 5.3 and reflected on the balance sheet of the Issuer provided to the Note Purchaser at the Closing; and

(iii) any asset retirement obligations of Eco-Stim Argentina set forth on Schedule 5.3 and any asset retirement obligations of Eco-Stim Argentina incurred after the Closing Date with respect to assets the acquisition of which is approved in the Operating Budget;

provided that the aggregate amount of Contingent Obligations of Eco-Stim Argentina at any time outstanding under clauses (ii) and (iii) in this definition shall not exceed $500,000.

“Permitted Indebtedness” means:

(i) Indebtedness and Contingent Obligations under this Agreement and the other Transaction Documents;

(ii) Permitted Contingent Obligations to the extent incurred by a Person permitted to incur such obligation under the definition of such term;

(iii)  Indebtedness of the Norwegian Subject Companies for the purchase price of fixed or capital equipment owed to the seller thereof and not exceeding 100% of such purchase price, and the purchase of which is contemplated under the Approved Capex Draw and the Operating Budget; and

(iv) Indebtedness incurred in connection with financing insurance premiums in the ordinary course of business;

(v) Indebtedness incurred in connection with the IMPACT Lease prior to the date of this Agreement; and

(vi) unsecured Indebtedness of an amount not to exceed at any time an aggregate of 1,000,000 Argentine pesos.

“Permitted Lien” means any of the following types of Liens (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA, any Lien relating to or imposed in connection with any Environmental Claim, and any Lien expressly prohibited by any applicable term of any of the Security Documents):

(i) Liens created pursuant to any Transaction Document;

(ii) Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or the payment of which is not required by Section 6.3 or the payment of which are being contested in accordance with Permitted Contest Procedures;

(iii) Liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety and appeal bonds, leases, and performance bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv) judgment Liens that do not constitute an Event of Default, that have been bonded and that are being contested in accordance with Permitted Contest Procedures;

(v) statutory Liens of landlords, statutory Liens of banks and rights of set-off, mechanics’ and materialmen’s liens, and other Liens imposed by applicable Law, in each case arising in the ordinary course of business in respect of sums not yet delinquent or sums which are being contested in accordance with Permitted Contest Procedures;

(vi) easements or other matters affecting the real property of a Subject Company which do not constitute Liens securing any monetary obligations, do not materially detract from the value or marketability of such property and which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; and

(vii) Liens on fixed or capital equipment acquired by any Norwegian Subject Company after the Closing Date that are purchase money security interests in favor of the seller thereof to secure Indebtedness permitted under clause (iii) of the definition of “Permitted Indebtedness”, provided that, (a) such security interests secure only the purchase price thereof, (b) such Liens and the Indebtedness secured thereby are incurred upon such purchase, (c) such Liens shall not apply to any other Subject Company Property other than such purchased equipment, and (d) the amount of Indebtedness secured thereby is not more than 100% of the purchase price of such equipment.

“Permitted Transferee” means:

(i) any bank, insurance company, trust company or other institutional investor; or

(ii) any other Person that is:

(a) an assignee or transferee of all or any portion of the assets or investments of any Note Holder;

(b) the partners, members, beneficiaries or separate account participants of any Note Holder;

(c) any successor trustee, investment manager or investment advisor of any Note Holder;

(d) any Affiliate of any Note Holder (including any special purpose entity owned thereby);

(e) any investment or other fund with respect to which the Albright Fund Manager is the manager or investment advisor or serves a similar function; or

(f) any limited partner or other investor in any such fund described in clause (e) or in any Note Holder, as a co-investor.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, sociedades anónimas, aksjeselskap, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Prepayment Refinancing Evidence” has the meaning set forth in Section 3.3A(ii).

“Prepayment Notice” means a written notice by the Issuer to the Note Holders of the Issuer’s desire to make a prepayment in accordance with the terms of this Agreement.

“Proceedings” has the meaning set forth in Section 6.1B(xii).

“QM” means QM Equipment S.A., a sociedad anonomia incorporated under the laws of Argentina.

“QM Equipment” means the fracturing equipment defined as “Equipment” in the QM Equipment Purchase Agreement, together with all software and intellectual property relating thereto.

“QM Equipment Purchase Agreement” means the Irrevocable Offer to enter into a Purchase Agreement dated as of May 14, 2014 by and between Eco-Stim Argentina and QM providing for the QM Option, as assigned by Eco-Stim Argentina to Viking Rock pursuant to the Assignment and Assumption Agreement dated as of May 28, 2014 by and between Eco-Stim Argentina and Viking Rock.

“QM Option” means the options concerning the manufacture by QM and purchase by Eco-Stim Argentina from QM of the QM Equipment pursuant to the QM Equipment Purchase Agreement, which may be exercised for a period of 6 months from the date of the QM Equipment Purchase Agreement.

“Quarterly Dates” means March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2014; provided that if any such date is not a Business Day, the Quarterly Date shall be the next succeeding Business Day.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into pursuant to Section 4.1V, substantially in the form attached in Exhibit G.

“Regulation D Securities” means Rule 506(b) under the Securities Act.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Reporting Period” has the meaning set forth in Section 6.7C.

“Required Reserved Amount” has the meaning set forth in Section 6.17.

“Restoration” means, in the case of any Casualty Event or Condemnation Event, the restoration, repair, replacement or rebuilding of the applicable damaged asset, including designing, engineering, constructing and completing such repair or restoration, or the applicable portion thereof subject to the Casualty Event or Condemnation Event, as nearly as practicable to its value, condition and character immediately prior to such Casualty Event or Condemnation Event, with such alterations and additions as may be made pursuant to and subject to the applicable provisions of this Agreement and the Security Documents, together with any temporary repairs and property protection measures taken pending completion of the work.

“Rule 144” means, collectively, Rule 144 or Rule 144A promulgated under the Securities Act.

“S&S Equipment Purchase Agreement” means the Purchase Agreement dated as of January 8, 2014 by and between Stewart & Stevenson, Inc. and the Issuer, for the purchase of equipment to be used in the business of the Subject Companies, as assigned by the Issuer to Viking Rock pursuant to the Assignment and Assumption Agreement dated as of May 28, 2014 by and between the Issuer and Viking Rock.

“SageRider Equipment Purchase Agreement” means the Bill of Sale of Equipment and Invoice dated May 28, 2014 between SageRider, Inc. and Viking Rock for the purchase of equipment to be used in the business of the Subject Companies.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all filings, reports, schedules, forms, statements and other documents required to be filed by the Issuer with the SEC pursuant to the reporting requirements of the Exchange Act (including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities” means any stocks, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Agreements” means, collectively, the U.S. Security Agreement, the Viking Security Agreements, the Viking Share Pledges, the Argentina Share Pledge and the Argentina Security Agreement.

“Security Documents” means, collectively, the Security Agreements and any Additional Transaction Documents which, (i) purport to grant a Lien to the Note Holders on any assets or property of such Transaction Document Party to secure payment or performance of the Obligations, or (ii) otherwise secure or purport to secure the payment or performance of the Obligations.

“Stockholder Rights Agreement” means the Stockholder Rights Agreement to be entered into pursuant to Section 4.1W, substantially in the form attached in Exhibit H.

“Shares” means the shares of Common Stock of the Issuer authorized to be issued by the Issuer pursuant to the provisions of this Agreement and the Option Agreement.

“Similar Law” has the meaning set forth in Section 9.22M(i).

“Solvent” means, with respect to any Person, that as of the date of determination, both:

(i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent obligations) of such Person and (2) greater than the amount that will be required to pay the probable liabilities of such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;

(b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and

(c) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due; and

(ii) such Person is solvent within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers.

“Subject Companies” means, collectively, the U.S. Subject Companies, the Norwegian Subject Companies and Eco-Stim Argentina, and each of the Issuer’s other direct and indirect Subsidiaries from time to time (if any).

“Subject Company Properties” means any and all facilities and other assets and real and personal property (including all buildings, fixtures or other improvements located on any real property) now, hereafter or heretofore owned, leased, operated or used by any Subject Company, including facilities and other assets and real and personal property located in Argentina or in Houston, Texas in the United States.

“Subsidiary” means, as applied to any Person:

(i) any corporation, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership or limited liability company of which: (a) more than fifty percent (50%) of the economic interests are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) which such Person or one or more of the other Subsidiaries of that Person or a combination thereof controls (including any Person in which such Person or one or more other subsidiaries of that Person or a combination thereof own or control more than fifty percent (50%) of the general partner or managing member interests).

“Tax Returns” has the meaning set forth in Section 5.7.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Total Prepayment Amount” has the meaning set forth in Section 3.3A(iii).

“Transaction Document Parties” means, collectively, as of the Closing Date, the Subject Companies, and thereafter, any other Person subsequently designated as a Transaction Document Party by the Note Holders at the time such Person enters into an Additional Transaction Document. Transaction Document Parties shall not include the Note Holders or any of its Affiliates.

“Transaction Documents” means, as of the Closing Date, this Agreement, the Security Documents, the Notes and, thereafter, such Transaction Documents and any Additional Transaction Documents.

“Transferee” means any Person that is a transferee or assignee of, or that has been granted a participation in, the Notes, and any successor to such Person’s or any other Note Holder’s interest in the Notes.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Undrawn Commitment” means as of any date of determination, the Commitment reduced by the aggregate amount of all Advances which have been made hereunder through such date.

“United States” and “U.S.” means the United States of America.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Security Agreement” means the Security and Guaranty Agreement to be entered into pursuant to Section 4.1 in connection with the Closing Date by the U.S. Subject Companies and the Norwegian Subject Companies for the benefit of the Note Holders, in form and substance satisfactory to the Note Holders, substantially in the form attached in Exhibit E.

“U.S. Subject Companies” means, collectively, the Issuer and EcoStim Texas, and each of the Issuer’s other direct and indirect U.S. Subsidiaries from time to time (if any).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.6E(ii)(b)(3).

“Viking Intercompany Note” means the intercompany noted dated May 28, 2014 by Viking Rock to the Issuer pursuant to which the Issuer advances funds to Viking Rock for the purchase of equipment under the Equipment Purchase Agreements and costs and expenses relating thereto.

“Viking Rock” means Viking Rock AS, a private limited liability joint-stock company (aksjeselskap) incorporated under the laws of the Kingdom of Norway.

“Viking Rock Holding” means Viking Rock Holding AS, a private limited liability joint-stock company (aksjeselskap) incorporated under the laws of the Kingdom of Norway.

“Viking Security Agreements” means, collectively, the Norwegian law Security Agreements entered into as of the Closing Date by the Norwegian Subject Companies for the benefit of the Note Purchaser, in form and substance satisfactory to the Note Holders, substantially in the form attached in Exhibit D-1.

“Viking Share Pledges” means, collectively, the Share Pledge Agreements entered into as of the Closing Date by the Issuer, in respect of its shares in Viking Rock Holding and by Viking Rock Holding in respect of its shares in Viking Rock, for the benefit of the Note Purchaser, pledging 100% of the shares of Viking Rock and Viking Rock Holding, respectively, in form and substance satisfactory to the Note Holders, substantially in the form attached in Exhibit D-2.

1.2 Accounting Terms

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3 Other Definitional Provisions

References to “Exhibits,” “Sections”, “Recitals” and “clauses” shall be to Exhibits, Sections, Recitals and clauses, respectively, of this Agreement unless otherwise specifically provided. Each reference to an agreement shall mean and include all amendments, supplements to and other modifications to such agreement as, (i) are duly entered into by the parties thereto, and (ii) do not violate the terms hereof or constitute a default hereunder. No reference in this Section 1 to any agreement or instrument as amended, supplemented or otherwise modified from time to time shall be deemed to constitute a consent by the Note Purchaser or any Note Holder to any such amendment, supplement or other modification or to be in limitation or derogation of the restrictions set forth in Section 7.7. Each reference to a Law shall mean and include such Law as amended from time to time and any supplements or replacement provisions with respect to such Law. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined unless the context requires otherwise. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. References to a Person are, unless the context otherwise requires, also to its successors and permitted assigns. The word “or” is not exclusive. The term “knowledge” in relation to Issuer, and any other similar expressions, shall mean knowledge of each of Subject Company, in each case, after due inquiry.

Section 2. THE NOTES, CLOSING and DELIVERY

2.1 The Notes and Closing

A. Authorization of Closing Date Notes. At the Closing, the Issuer shall issue to the Note Purchaser the Notes in an aggregate principal amount of $22,000,000. The Notes are subject to drawings in accordance with Section 2.2.

B. Closing. On the terms and subject to the conditions hereof (including the satisfaction of the conditions precedent set forth in Section 4.1), the issuance of the Notes contemplated hereby shall be held or take place on May 28, 2014 the “Closing Date” at 3:00 p.m. (Houston time), at the offices of the Issuer or at such other time and place as the Parties may agree upon. Such issuance is hereinafter referred to as the “Closing.”

C. Delivery. At the Closing, the Issuer will, unless otherwise requested by the Note Purchaser, deliver to the Note Purchaser the Notes being purchased by the Note Purchaser hereunder.

D. Conversion Rights. At the option of the Note Holders, the Notes are convertible into the Shares as provided in the Notes and in accordance with the Issuer’s Organizational Documents. In the event that the Notes are so converted prior to the final Advance under the Notes being made:

(i) such conversion of the Notes into the Shares shall be in the amount of the principal and interest then outstanding, at an initial conversion price of US$6.00 per Share, subject to anti-dilution adjustments as set forth in the Notes; and

(ii) subject to the terms and conditions of this Agreement, including Section 4.2, (a) such conversion shall not affect the availability of subsequent Advances under the Notes, and (b) at the option of the Note Holders, the Notes may be converted with respect to each of the remaining Advances thereunder, either separately or together, in accordance with the provision hereof and the Notes.

E. Share Option. At the Closing, the Parties shall enter into an Option Agreement pursuant to which the Issuer grants to the Note Purchaser the option to subscribe for not less than 1,333,333 Shares, at a price of US$6.00 per Share, subject to anti-dilution adjustments as provided therein.

2.2 Advances

A. Commitments. On the terms and subject to the conditions of this Agreement (including the satisfaction of the conditions specified in Sections 4.1 and 4.2 as applicable), and in reliance upon the representations and warranties of the Issuer set forth herein:

(i) the Note Holders shall make an Advance to the Issuer on the Closing Date (the “Initial Advance”) in an aggregate amount of not less than the sum of $11,863,885 plus the amount of all costs and expenses incurred with respect to shipping, insurance and bonding for the equipment to be purchased pursuant to the Equipment Purchase Agreements, including the payment of the consideration for the QM Option, plus the amounts due under the Exclusive Sales Agreement dated May 1, 2014 between Fotech Oil & Gas Solutions Limited, an English company and the Issuer plus the fees and expenses of the Issuer incurred in connection with this Agreement with the proceeds of such Advance; and

(ii) the Note Holders shall make additional Advances to the Issuer after the Closing Date and on any subsequent Funding Dates during the Commitment Period, in whole or in integral multiples of $500,000.

Any amount advanced under the Notes and subsequently repaid shall permanently reduce the Commitment and shall not be available to be redrawn.

B. Advances. The aggregate principal amount of all Advances may not exceed the Commitment, and the Note Holders shall have no obligation to fund any further Advances after the expiration of the Commitment Period.

C. Funding Mechanics.

(i) Whenever the Issuer desires that the Note Holders make an Advance under the Notes it shall deliver to the Note Holders written notice thereof substantially in the form attached in Exhibit B (an “Advance Notice”) no later than 12:00 noon (New York City time) (A) at least five (1) Business Day in advance of the proposed Funding Date for the Initial Advance, and (B) at least five (5) Business Days in advance of the proposed Funding Date, for each subsequent Advance.

(ii) The Advance Notice shall specify (a) the proposed Funding Date (which shall be a Business Day) and (b) the aggregate amount and the proposed uses of the proceeds of the Advance requested, and shall specify clearly that such request constitutes an irrevocable request by the Issuer for an Advance and shall certify the satisfaction of the conditions set forth, in the case only of the Initial Advance, in Section 4.1 and, in the case of all Advances, Section 4.2.

(iii) The Issuer shall notify the Note Holders prior to the funding of any Advance in the event that any of the matters to which the Issuer is required to certify on the applicable Advance Notice is no longer true and correct as of the applicable Funding Date, and the acceptance by the Issuer of the proceeds of any Advance shall constitute a re-certification by the Issuer, as of the applicable Funding Date, as to the matters to which the Issuer is required to certify in the applicable Advance Notice.

D. Disbursements. If, on the Funding Date selected for any Advance in accordance with Section 2.2C(i), all applicable conditions precedent contained in this Agreement have been satisfied with respect to such Advance (including all conditions set forth in Sections 2.2 and 2.3A and all conditions set forth in Sections 4.1 and 4.2, as applicable), each Note Holder shall make disbursements of such Advance in Dollars to the Issuer, provided that such Note Holder may (after consultation with and confirmation by the Issuer) subtract any amounts then due and payable to such Note Holder pursuant to the Transaction Documents for which payment or adequate arrangements for payment have not already been made (which amounts will be applied directly by such Note Holder to payment of such amounts). Each Advance disbursed to the Issuer shall bear interest at the rate provided herein from the date such Advance is so disbursed.

2.3 Use of Proceeds

A. General. Unless otherwise agreed by the Note Holders, the Issuer shall (i) use the proceeds of the Initial Advance in accordance with Schedule 2.3A and (ii) use the proceeds of Advances drawn after the Closing Date for expenditures incurred in accordance with the Operating Budget then in effect or the Approved Capex Draw.

B. Margin Regulations. No portion of the proceeds from the sale of the Notes was used or shall be used by the Issuer for the purpose of “purchasing” or “carrying” any Margin Stock or used in any manner which might cause the purchase of the Note or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System, in each case as in effect on the Closing Date and on the date of such use of proceeds.

Section 3. THE NOTES – MATURITY, INTEREST AND PAYMENTS

3.1 Maturity and Principal Payments

The Notes shall mature on the Maturity Date, and on such date, or upon any accelerated maturity as herein provided, the full amount of principal under the Notes then outstanding, together with all accrued and unpaid interest thereon and, if applicable, all premium thereon shall be due and payable.

3.2 Interest

A. Base Interest. Subject to the provisions of Section 3.2B, the unpaid principal amount of the Notes shall bear interest at a base rate of fourteen percent (14%) per annum (such interest is referred to herein as the “Base Interest”), payable annually in arrears on each anniversary of the Closing Date, in cash.

B. Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Notes and, to the extent permitted by Law, any accrued and unpaid interest thereon and any other Obligations then due and payable shall bear interest at a default rate of the Base Interest plus two percent (2%) per annum (such interest rate is referred to herein as the “Default Interest Rate”) and be payable upon demand.

C. Computation of Interest. Interest on the Notes shall be computed on the basis of a year consisting of three hundred sixty-five (365) days and the actual number of days elapsed in the period during which it accrues.

D. Maximum Amount of Interest. Anything to the contrary herein or in any Transaction Document notwithstanding, interest payable hereunder shall not exceed the maximum amount permitted under applicable Law.

3.3 Principal Payments and Prepayments

A. Certain Prepayments.

(i) The Issuer shall not be permitted to prepay all or any portion of the Notes except as expressly permitted under this Section 3.3, unless each of the Note Holders otherwise consent in writing. For the avoidance of doubt, any amount prepaid on the Notes may not be reborrowed and the Commitment shall be permanently reduced by the amount of such prepayment.

(ii) After the occurrence of the first anniversary of the Closing Date, subject to Sections 3.3A(iii) and 3.3A(iv), if the Note Holders have made to the Issuer Advances in an aggregate principal amount of not less than $18,000,000, the Issuer shall be permitted to prepay in full the aggregate principal amount outstanding under the Notes. The Issuer shall make such prepayment in four equal installments in the aggregate equal to the Total Prepayment Amount (as defined below), with one installment payable on each of four consecutive Quarterly Dates, and shall make such prepayment together with all accrued and unpaid interest on the applicable amount of principal to be prepaid to the applicable Quarterly Date, calculated in accordance with Section 3.2, payable on such Quarterly Date on which prepayment is made. The Issuer shall provide a Prepayment Notice of not less than thirty (30) days and not more than sixty (60) days prior to the Quarterly Date on which the first prepayment installment is to be made. Any Prepayment Notice shall, as a condition of making such prepayment, be accompanied by written evidence satisfactory to the Note Holders that the Issuer has arranged alternative debt or equity financing for the Total Prepayment Amount on commercially reasonable terms with pricing, maturity and other material terms that are more favorable to the Issuer than the terms provided under this Agreement and the Notes (“Prepayment Refinancing Evidence”).

(iii) If the Issuer desires to make a prepayment in accordance with the provisions of Section 3.3A(ii), the Issuer shall pay the following amounts, (the sum of the following amounts, the “Total Prepayment Amount”):

(a) the aggregate principal amount outstanding under the Notes; plus

(b) in the event the first Quarterly Date on which such prepayment is made is on or prior to the second anniversary of the Closing Date, the Make Whole Premium.

(iv) Notwithstanding receipt of the Prepayment Notice or the Prepayment Refinancing Evidence, the Note Holders have the right, prior to any date of prepayment contemplated by Section 3.3A, to convert to Common Stock, pursuant to the terms of the Notes, all or any portion of the principal then outstanding on the Notes, together with all accrued and unpaid interest thereon and, if applicable, all premium thereon.

(v) Following the delivery of any Prepayment Notice for a prepayment contemplated by Section 3.3A, the Issuer shall not be entitled to any further Advances under this Agreement. Any Prepayment Notice shall be irrevocable and the Total Prepayment Amount shall be due and payable on the Quarterly Dates as provided in this Section 3.3A.

B. Mandatory Prepayments. Unless the Note Holders otherwise consent or waive in writing, the Issuer shall prepay the Notes in the circumstances and amounts as specified as follows: in the event that (a) on or after the first anniversary of the Closing Date, the Issuer issues any Equity Interests, and (b) the Note Holders shall not have exercised their right of first refusal to purchase such Equity Interests pursuant to Section 4.03 of the Stockholder Rights Agreement, promptly after such issuance, the Issuer shall prepay the Notes in a principal amount equal to twenty-five per cent (25%) of the Net Proceeds of such issuance plus accrued interest on such principal amount plus, in the case of any such issuance on or prior to the second anniversary of the Closing Date, the Make Whole Premium, which shall be payable in four equal installments on the date of such prepayment and the next three succeeding Quarterly Dates to occur. The Note Holders may waive the obligation on the Issuer to make any prepayment pursuant to this Section 3.3B with respect to any issuance of Equity Interests only if such waiver is provided prior to the vote of the Issuer’s Board of Directors approving such issuance.

C. Prepayments upon Change of Control. In the event of any prospective Change of Control, the Issuer, not less than thirty (30) days and not more than sixty (60) days prior to such Change of Control, must give notice thereof to the Note Holders, and in such notice make or cause to be made an irrevocable offer to purchase all outstanding Notes, on a Business Day on or prior to the date such Change of Control is proposed to occur, at a purchase price equal to 100% of their principal amount plus accrued but unpaid interest to the relevant date of purchase plus, if such notice is provided on or prior to the second anniversary of the Closing Date, the Make Whole Premium. The offer must remain open for at least twenty (20) days following its commencement. The Issuer shall comply with the requirements of all applicable and any other securities Laws and regulations in connection with the repurchase of Notes pursuant to any offer to purchase described herein. Notwithstanding the above, if the Note Holders consent to such Change of Control, the Issuer shall not be required to commence an offer to purchase the outstanding Notes and no Note Holder will have the right to make a request for such a purchase.

“Change of Control” means, with respect to the Issuer:

(i) any event or circumstance such that any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests (or of rights to acquire Equity Interests) representing more than 50% of the combined voting power of all the outstanding Equity Interests in the Issuer or otherwise has the power to elect fifty per cent (50%) or more of the members of the Board of Directors of the Issuer;

(ii) any event or circumstance such that, at any time, individuals who, as of the Closing Date, constitute the Board of Directors of the Issuer (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board of Directors of the Issuer or nomination for election by the Issuer’s shareholders was approved or recommended by a majority of the directors who constitute the Incumbent Board then still in office who were either directors on the Closing Date, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board; provided, however that the change in the composition of the Board of Directors pursuant to Section 2.01(iii) of the Stockholders’ Rights Agreement shall not constitute a Change in Control;

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Issuer;

(iv) any liquidation or dissolution of the Issuer or approval of any such liquidation or dissolution by the Board of Directors of the Issuer; or

(v) any consolidation or merger of the Issuer (including a triangular merger) where the holders of the Common Stock of the Issuer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, Common Stock representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding Equity Interests in the Issuer or otherwise have the power to elect fifty per cent (50%) or more of the members of the Board of Directors of the Issuer.

3.4 Application of Payments

Any prepayments in accordance with Section 3.3 shall be applied in the following order of priority: first, to any outstanding interest then due and payable pursuant to all Notes to the full extent thereof; second, to any required amount with respect to the Make Whole Premium then required to be paid; and third, to principal outstanding under all Notes to the full extent thereof.

3.5 General Provisions Regarding Payment

A. If more than one Note is outstanding, all payments on the Notes shall be applied to them pro rata based on the principal amounts outstanding.

B. All payments of principal and interest and other amounts due hereunder and under the Notes shall be in same day funds and delivered to the Note Holders not later than 12:00 noon (New York City time) on the date due (without set-off or counterclaim) in Dollars in immediately available funds through wire transfer to the account of the Note Holders at such place in the United States as shall be designated in writing by the Note Holders to the Issuer from time to time (such payment instructions the “Payment Instructions”). At the time of payment, written confirmation of such payment shall be sent to the applicable Note Holders by facsimile at the number set forth in the Payment Instructions indicating the principal and interest paid and a wire transfer identification number. Funds received by the Note Holders after that time shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and fees (if applicable) hereunder or under the Notes.

3.6 Taxes

A. Payments Free of Taxes. Any and all payments by or on account of any obligation of the Issuer under the Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by the Issuer, then the Issuer shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Issuer shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Note Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

B. Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.

C. Indemnification by the Issuer. The Issuer shall indemnify each Note Holder, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Note Holder or required to be withheld or deducted from a payment to such Note Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the immediately preceding sentence, the Issuer shall not be required to make payments of interest and penalties that would otherwise be included in Indemnified Taxes pursuant to this Section 3.6 that accrue during the period described in the immediately following sentence if a Note Holder makes demand for such payment more than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Note Holder for payment of such Indemnified Taxes, and (ii) the date on which such Note Holder has made payment of such Indemnified Taxes. The immediately preceding sentence shall only apply to interest and penalties that accrue during the period beginning with the first day following the applicable 180 day period described above and ending on the day the Note Holder makes demand for payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Issuer by a Note Holder shall be conclusive absent manifest error.

D. Evidence of Payments. As soon as practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 3.6, the Issuer shall deliver to each of the Note Holders with respect to which such Taxes were paid the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each such Note Holder.

E. Status of the Note Holders.

(i) Any Note Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Note Holder, if reasonably requested by the Issuer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Note Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary, a Note Holder shall not be required to deliver any form or documentation pursuant to this Section 3.6 that such Note Holder is not legally able to deliver.

(ii) Without limiting the generality of the foregoing:

(a)  any Note Holder that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Note Holder becomes a Note Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed originals of IRS Form W-9 certifying that such Note Holder is exempt from United States federal backup withholding tax;

(b) any Foreign Note Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer on or prior to the date on which such Foreign Note Holder becomes a Note Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), whichever of the following is applicable:

(1) in the case of a Foreign Note Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN (or applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN (or applicable successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Note Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Note Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or applicable successor form); or

(4) to the extent a Foreign Note Holder is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or applicable successor form), IRS Form W-9, U.S. Tax Compliance Certificates and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Note Holder is a partnership and one or more direct or indirect partners of such Foreign Note Holder are claiming the portfolio interest exemption, such Foreign Note Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 on behalf of each such direct and indirect partner; and

(c)  if a payment made to a Note Holder under any Transaction Document would be subject to United States federal withholding Tax imposed by FATCA if such Note Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Note Holder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with their obligations under FATCA and to determine that such Note Holder has complied with such Note Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Party agrees that the Note is grandfathered and will not be subject to FATCA unless it is subsequently modified after July 1, 2014, in a manner that will cause it to be treated as reissued for U.S. federal income tax purposes.

Each Note Holder agrees that (i) if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so and (ii) if any form or certification it previously delivered becomes obsolete, it shall upon request from the Issuer update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

F.  Treatment of Certain Refunds. If any Note Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Note Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Issuer, upon the request of such Note Holder, shall repay to such Note Holder the amount paid over pursuant to this Section 3.6F (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Note Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.6F, in no event will the Note Holder be required to pay any amount to the Issuer pursuant to this Section 3.6F the payment of which would place the Note Holder in a less favorable net after-Tax position than the Note Holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.6F shall not be construed to require any Note Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Issuer or any other person.

G. Survival. Each Party’s obligations under this Section 3.6 shall survive any assignment of rights by a Note Holder, the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 4. CONDITIONS TO effectiveness and to advances

4.1 Conditions to the Purchase of the Notes and the Initial Advance

In addition to the conditions set forth in Section 4.2, the obligations of the Note Purchaser to purchase the Notes and to make the Initial Advance on the Closing Date are conditioned upon, the satisfaction as of the Closing Date of each of the following conditions precedent, unless waived by the Note Purchaser:

A. Organizational Documents, Corporate Consents and Transaction Documents. On or before the Closing Date, the Issuer shall have delivered, and shall have caused each other Transaction Document Party or Subject Company, as applicable, to deliver, to the Note Purchaser:

(i) Organizational Documents. A copy of the Organizational Documents of each Transaction Document Party and of each other Subject Company, in each case, in form and substance reasonably satisfactory to the Note Purchaser and including provisions relating to the Shares certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Document Party or Subject Company;

(ii) Resolutions and Shareholder Consents. A copy of the resolutions or written consent of the Board of Directors, members, managers or partner of such Transaction Document Party, as applicable, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party;

(iii) Incumbency Certificate. A list of the officers of such Transaction Document Party authorized to execute on behalf of such Transaction Document Party the Transaction Documents to which such Transaction Document Party is a party and specimen signatures for each such officer;

(iv) Officer’s Certificate. An Officer’s Certificate of such Transaction Document Party and each other Subject Company, in form and substance reasonably satisfactory to the Note Holders, dated as of the Closing Date, attaching each of the documents referred to in clauses (i) through (iii) required to be delivered for such Person and certifying that such documents are true and correct copies, are in full force and effect without modification or amendment as of the Closing Date, and no material breach, material default or material violation thereunder has occurred and is continuing;

(v) Good Standing Certificates. A good standing certificate (or equivalent thereto) for such Transaction Document Party and for each other Subject Company from the appropriate Governmental Authority of the jurisdiction of organization of such Transaction Document Party or Subject Company, as the case may be, and each other jurisdiction in which such Transaction Document Party or Subject Company, as the case may be, is qualified or is required to be so qualified or authorized to do business, each dated a recent date prior to the Closing Date;

(vi) Transaction Documents. Duly executed copies of each Transaction Document except the Argentina Security Agreement; and

(vii)  Other Documents. A copy of such other documents, instruments and agreements as the Note Purchaser shall reasonably request, in form and substance reasonably satisfactory to the Note Purchaser.

B.  Due Diligence. All due diligence conducted in connection with the transaction contemplated by this Agreement and the Transaction Documents, including legal, tax, business and environmental due diligence, have been completed by the Note Purchaser to their satisfaction, and such completion shall have been notified to the Issuer.

C. Absence of Defaults. No event shall have occurred and be continuing, or would result from the issuance of the Notes, or the consummation of any of the other transactions to occur on the Closing Date contemplated under this Agreement and under the other Transaction Documents that would constitute an Event of Default or Potential Event of Default.

D. No Adverse Laws. The issuance of the Notes, and the consummation of the transactions to occur on the Closing Date as contemplated hereunder and under the other Transaction Documents shall be permitted by all applicable Laws to which each Note Holder, each Transaction Document Party and each other party thereto is subject.

E.  No Orders. No order, judgment, injunction or decree of any arbitrator or any Governmental Authority shall purport to enjoin or restrain the issuance of the Notes, or the consummation of the transactions to occur on the Closing Date as contemplated hereunder, under the other Transaction Documents.

F.  Consents. (i) The Issuer shall have obtained or completed, as applicable, and the Note Holders shall have received documentation, in form and substance reasonably satisfactory to the Note Holders evidencing, all consents, permits and waivers, and all filings, necessary or appropriate for the issuance of the Notes and the consummation of the other transactions to occur on the Closing Date as contemplated by this Agreement or the other Transaction Documents, including from any Governmental Authority or third party, and (ii) any applicable waiting periods shall have expired.

G. No Material Adverse Effect. Since December 31, 2013, no event or circumstance shall have occurred with respect to any Subject Company that has had or could reasonably be expected to have a Material Adverse Effect.

H. Representations and Warranties. The representations and warranties of each Transaction Document Party contained in Section 5 herein, and in the other Transaction Documents, as applicable, shall be true and correct in all material respects.

I. Performance of Obligations. As of the Closing Date, each Transaction Document Party shall have performed all obligations and satisfied all conditions that this Agreement and the other Transaction Documents required to have been performed by it on or before the Closing Date.

J.   Financial Statements and Operating Budget. The Issuer shall have delivered to the Note Purchaser:

(i) consolidated financial statements of the Issuer, consisting of a consolidated statement of income, shareholders’ equity and cash flows for the Fiscal Year ended on December 31, 2013, and a balance sheet and cash flows as of December 31, 2013, all of which have been prepared in accordance with GAAP, and fairly present in all material respects the financial position, as at the respective dates thereof, and the results of operations and cash flows, for each of the periods then ended, for the Persons covered thereby, subject, in the case of such unaudited financial statements, to the absence of notes, changes resulting from audit and normal year-end adjustments, and in each case in form and substance satisfactory to the Note Holders; and

(ii) an updated operating budget and cash flow model for the Subject Companies in form and substance satisfactory to the Note Holders, which shall specify all projected operating expenses for each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2014, and shall contain separate line items for capital expenditures, maintenance costs and employee compensation per Subject Company, and as well as all operation, maintenance and other expenditures of the Subject Companies for the period from the Closing Date through December 31, 2015 (the “Closing Operating Budget”);

K. Licenses, Permits and Authorizations. The Subject Companies shall have obtained all material licenses, permits and Authorizations necessary for its operations, and all such licenses, permits and other Authorizations shall be in good standing and in full force and effect.

L. Security Interests and Filings. Each applicable Transaction Document Party shall have delivered, or caused to be delivered, to the Note Holders evidence, reasonably satisfactory to the Note Purchaser, that each such Transaction Document Party has taken, or caused to be taken, all actions required to perfect a first priority Lien in favor of the Note Holders in all of the Collateral, subject only to Permitted Liens, in any applicable jurisdiction. Without limiting the generality of the foregoing, each Transaction Document Party, as applicable, shall have executed and filed, or caused to be filed, UCC-1 financing statements and UCC-3 (amendment) financing statements, and each Transaction Document Party, as applicable, shall have delivered original certificates (which certificates shall be accompanied by irrevocable undated membership interest powers or transfer documents, duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Note Purchaser) representing all of the Equity Interests in the Subject Companies pledged under the Security Documents.

M. No Outstanding Liens or Indebtedness. The Note Purchaser shall have received UCC lien searches, personal property security registration searches, or similar reports in respect of judgment and lien searches certified by a party acceptable to the Note Purchaser, dated a date reasonably close to the Closing Date, with respect to each Transaction Document Party and each other Subject Company and searching the applicable central filing offices in each jurisdiction in which such Person was organized or its principal executive offices are located or any Collateral is located, and any other jurisdictions reasonably requested by the Note Holders, listing all effective UCC financing statements, fixture filings, personal property security registrations or other filings evidencing a security interest that name any Transaction Document Party, any other Subject Company, or any other owner of Equity Interests in any Subject Company as a debtor, together with copies of each such UCC financing statement, fixture filing, personal property security registration or other filings, which shall evidence no Liens, other than such filings that evidence Permitted Liens.

N. Officer’s Certificate. The Note Purchaser shall have received an Officer’s Certificate from the Issuer certifying as to the satisfaction of the conditions precedent set forth in Sections 4.1C and 4.1E through 4.1K.

O. Closing Date Payments. On Closing, the Issuer shall pay all reasonable and documented fees and expenses of Norton Rose Fulbright, counsel to the Note Purchaser, and of the Note Purchaser’s other legal counsel and external advisers; provided such fees and expenses together with the other out-of-pocket expenses of the Note Holders that are reimbursed by the Issuer, shall not exceed $200,000.

P.  Corporate Proceedings. All corporate and other proceedings in connection with the transactions to be consummated on the Closing Date, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Note Purchaser and its counsel.

Q. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, each Subject Company shall be Solvent.

R. Material Agreements. The terms and conditions of all material financing and equity instruments, and operating agreements of the Subject Companies in connection with this Agreement and the Transaction Documents, are acceptable to the Note Purchaser, and such approval shall have been notified to the Issuer.

S. Approved Capex Draw. The Issuer shall have delivered an Approved Capex Draw to the Note Holders.

T. Argentina Service Agreement. The Issuer shall have entered into a Master Service Agreement with a certain exploration and production company in the Neuquén province of Argentina (“Argentina Customer”) pursuant to which the Issuer shall furnish to the Argentina Customer equipment and supplies including pressure pumping and coiling tubing units, any other annexes and supplemental agreement thereto (“Argentina Service Agreement”), in a form and substance satisfactory to the Note Purchaser.

U. QM Equipment Purchase Agreement. Eco-Stim Argentina shall have entered into the QM Equipment Purchase Agreement, which includes the QM Option, in a form and substance satisfactory to the Note Purchaser.

V. Registration Rights Agreement. The Issuer shall have executed and delivered the Registration Rights Agreement.

W. Stockholder Rights Agreement. The Issuer shall have executed and delivered the Stockholder Rights Agreement.

X. Viking Intercompany Note. Viking Rock and the Issuer shall have executed and delivered the Viking Intercompany Note.

Y. Other Documents. The Note Purchaser shall have received such legal opinions, certificates and other documents as it may request relating to the Subject Companies and the transactions contemplated hereby, in a form that is satisfactory to the Note Holders.

4.2 Conditions to all Advances

The obligations of each Note Holder to make Advances on each Funding Date are subject to the following further conditions precedent:

A. Advance Notice. The Note Holders shall have received before such Funding Date, in accordance with the provisions of Section 2.2 an originally executed Advance Notice requesting such Advance signed by the chief executive officer, president, vice president or chief financial officer of the Issuer or by any executive officer of the Issuer designated by any of the above-described officers on behalf of the Issuer in a writing delivered to each Note Holder.

B. Funding Date Conditions. As of such Funding Date:

(i) the representations and warranties contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(ii) no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by such Advance Notice or the Transaction Documents that would constitute an Event of Default or a Potential Event of Default;

(iii) each Transaction Document Party shall have performed in all material respects all agreements and satisfied all conditions which the Transaction Documents provide shall be performed or satisfied by it on or before such Funding Date;

(iv) no order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Note Holder from making the Advance to be made by it on such Funding Date or consummation of the transactions contemplated by the Transaction Documents;

(v) the making of the Advance shall not violate any Law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

(vi) the consummation of the transactions contemplated hereunder and under the other Transaction Documents shall be permitted by all Laws to which each Note Holder and each Transaction Document Party is subject; and

(vii)  each Note Holder shall have received an updated cash flow model through the period of not less than three (3) days prior to the date of the request for such Advance, in form and substance satisfactory to the Note Holders.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Note Holders that the following statements are true, correct and complete.

5.1 Ownership and Organization

A. The Issuer. Schedule 5.1A sets forth (as of the date hereof) (x) a table of beneficial ownership of the Issuer providing the information required to be included in a proxy statement on Schedule 14A filed with the SEC by Item 403 of Regulation S-K and the beneficial ownership of all stockholders of the Issuer party to the Stockholder Rights Agreement (other than the Note Purchaser), (y) a list of all shareholders of record of the Issuer, as provided by the transfer agent as of the end of the Business Day prior to the date hereof, and (z) a schedule of all equity awards (including to employees and directors) as of the date hereof. All Equity Interests of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable. Except as may be disclosed in the Issuer’s SEC Documents, there are no options, warrants, convertible securities or similar rights that entitle or could entitle any Person to any Equity Interest in the Issuer, except for (a) conversion of the Notes into the Shares as provided herein, in the Notes and in the Organizational Documents of the Issuer and (b) pursuant to the Option Agreement. Except as may be disclosed in the Issuer’s SEC Documents:

(i) none of the Issuer’s capital stock or other Equity Interests (if any) is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Issuer;

(ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Issuer or any of the other Subject Companies, or contracts, commitments, understandings or arrangements by which the Issuer or any of the other Subject Companies is or may become bound to issue additional shares of capital stock of the Issuer or any of the other Subject Companies or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Issuer or any of the other Subject Companies other than equity awards (including to employees and directors);

(iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Issuer or any of the other Subject Companies or by which the Issuer or any of the other Subject Companies is or may become bound;

(iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Issuer or any of the other Subject Companies;

(v) there are no agreements or arrangements under which the Issuer or any of the other Subject Companies is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement);

(vi) there are no outstanding securities or instruments of the Issuer or any of the other Subject Companies which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Issuer or any of the other Subject Companies is or may become bound to redeem a security of the Issuer or any of the other Subject Companies;

(vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes or the Shares issuable upon conversion thereof;

(viii) the Issuer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

(ix) the Issuer and the other Subject Companies have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Issuer’s or any of the other Subject Companies’ respective businesses and which, individually or in the aggregate, do not or could not reasonably be expected to have a Material Adverse Effect.

The Issuer has furnished or made available to the Note Purchaser true, correct and complete copies of the Issuer’s articles of incorporation, as amended and as in effect on the date hereof, and the Issuer’s bylaws, as amended and as in effect on the date hereof, and the terms of all securities convertible into, or exercisable or exchangeable for shares of Common Stock and the material rights of the holders thereof in respect thereto.

B. Other Subject Companies. On the Closing Date, the Issuer has no Subsidiaries other than EcoStim Texas, Viking Rock Holding, Viking Rock and Eco-Stim Argentina. (i) The Issuer directly owns 100% of the Equity Interests in Viking Rock Holding, 100% of the Equity Interests in EcoStim Texas and 90% of the Equity Interests in Eco-Stim Argentina, (ii) Viking Rock Holding directly owns 100% of the Equity Interests in Viking Rock and (iii) EcoStim Texas directly owns 10% of the Equity Interests in Eco-Stim Argentina, in each case free and clear of all Liens other than Permitted Liens. The Equity Interests of each Subject Company (other than the Issuer) have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants, convertible securities or similar rights that entitle or could entitle any Person to any Equity Interest in any such Subject Company other than options or warrants to purchase Common Stock of the Issuer disclosed in the Issuer’s SEC Documents, except pursuant to the Option Agreement.

C. Organization and Qualification. Each Subject Company and each other Transaction Document Party is duly organized, validly existing and in good standing (or in the case of any Subject Company not organized under the laws of the United States, such Subject Company will have the equivalent status) under the Laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to execute, deliver and perform each Transaction Document to which it is a party. Each Subject Company and each other Transaction Document Party is duly qualified to do business and in good standing in every jurisdiction where necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not and could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization of Issuance

A. Authorization of Issuance. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action by each Transaction Document Party that is a party thereto. The issuance of the Notes by the Issuer in accordance with the terms of this Agreement, and the performance by the Issuer of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Issuer.

B.  No Conflict. The execution, delivery and performance by each Transaction Document Party of each Transaction Document to which it is a party, the issuance of and performance by the Issuer of its obligations under the Notes, including the reservation for issuance and insurance of the Shares upon conversion of the Notes, do not and will not:

(i) violate in any material respect any provision of any Law applicable to such Transaction Document Party or any other Subject Company, any Organizational Document of such Transaction Document Party or any other Subject Company, or any order, judgment or decree of any Governmental Authority binding on such Transaction Document Party or any other Subject Company;

(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such Transaction Document Party or any other Subject Company, except to the extent as could not be reasonably expected to result in a Material Adverse Effect;

(iii) result in or require the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any properties or assets of such Transaction Document Party or any other Subject Company, other than Permitted Liens; or

(iv) require any approval of shareholders, members or partners or any approval or consent of any other Person under any contractual obligation of such Transaction Document Party or any other Subject Company, other than approvals or consents which have been obtained and are in full force and effect.

C. Government Consents. The execution, delivery and performance by each Transaction Document Party of each of the Transaction Documents to which it is a party do not and will not require on the part of such Transaction Document Party any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, other than the filing of a Form D and Form 8-K with the SEC and registrations, approvals or consents which have been obtained and are in full force and effect.

D. Binding Obligation. Each of the Transaction Documents is the legally valid and binding obligation of each Transaction Document Party that is a party thereto, enforceable against it in accordance with its respective terms except, (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

E.  Issuance of the Notes. The Notes, when issued in compliance with the provisions of this Agreement, will be duly authorized and validly issued, free of any Liens and enforceable against the Issuer in accordance with its respective terms except, (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Assuming the accuracy of the representations and warranties of the Note Purchaser set forth herein, the offer and issuance of the Notes issued by the Issuer under this Agreement, are made in accordance with, and in full compliance with, all applicable Laws, including United States securities and blue sky Laws.

F.  Issuance of Common Stock. As of the Closing Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance by the Issuer which equals or exceeds the maximum number of Shares issuable pursuant to the Notes based on the initial Conversion Rate (as defined in the Notes). Upon conversion of the Notes in accordance with the Notes, the Shares issuable upon exercise of the Notes, when issued, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of each of the representations and warranties of the Note Purchaser set forth in Section 9.22 of this Agreement, the offer and issuance by the Issuer of the Notes (and the Shares issuable upon conversion thereof) is exempt from registration under the Securities Act.

G. Acknowledgment Regarding the Note Purchaser’s Purchase of Securities. The Issuer acknowledges and agrees that the Note Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby. The Issuer further acknowledges that no Note Purchaser is acting as a financial advisor or fiduciary of the Issuer or any of its Subsidiaries (or in any similar capacity) with respect to this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Note Purchaser or any of its representatives or agents in connection with the this Agreement and the Additional Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Note Purchaser’s purchase of the Notes. The Issuer further represents to the Note Purchaser that the Issuer’s decision to enter into this Agreement and the Additional Transaction Documents has been based solely on the independent evaluation by the Issuer and its representatives.

H. No General Solicitation. Neither the Issuer, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes. Neither the Issuer nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Notes.

I. No Integrated Offering. None of the Issuer, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of such securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Notes (or the Shares issuable upon conversion thereof) to require approval of shareholders of the Issuer for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any automated quotation system on which any of the securities of the Issuer are listed or designated. None of the Issuer, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of Notes or the Shares issuable upon conversion thereof under the Securities Act or cause the offering of the Notes (or the Shares issuable upon conversion thereof) to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

J. SEC Documents; Financial Statements. Since December 11, 2013, the Issuer (and its predecessor) has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Issuer has delivered to the Note Purchaser or its respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Issuer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Issuer to the Note Purchaser which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading (it being recognized that financial projections or forecasts by or on behalf of the Issuer are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Issuer is not currently contemplating to amend or restate any of the financial statements (including without limitation, any notes or any letter of the independent accountants of the Issuer with respect thereto) included in the SEC Documents (the “SEC Financial Statements”), nor is the Issuer currently aware of facts or circumstances which would require the Issuer to amend or restate any of the SEC Financial Statements, in each case, in order for any of the SEC Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Issuer has not been informed by its independent accountants that they recommend that the Issuer amend or restate any of the SEC Financial Statements or that there is any need for the Issuer to amend or restate any of the SEC Financial Statements.

K. Sarbanes-Oxley Act. The Issuer is in compliance with any and all requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof and are applicable to the Issuer as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

L. Transactions With Affiliates. Except as disclosed in the SEC Documents or on Schedule 5.2L, as of the Closing Date, none of the officers, directors or employees of the Issuer or any other Subject Company is a party to any transaction with the Issuer or any other Subject Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Issuer or any other Subject Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

M. Internal Accounting and Disclosure Controls. The Issuer and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that, (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Issuer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Issuer’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as disclosed in the SEC Documents, during the twelve months prior to the date hereof neither the Issuer nor any of its Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Issuer or any of its Subsidiaries.

N. Off Balance Sheet Arrangements. Except as set forth in the SEC Documents, there is no transaction, arrangement, or other relationship between the Issuer and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Issuer in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

O. Management. Except as disclosed in the SEC Documents, no current or, to the knowledge of the Issuer, former officer or director since December 11, 2013 has been, during the past five (5) year period:

(i) the subject of a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii) convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii) the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(b) engaging in any type of business practice; or

(c)  engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv) the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the Section 5.2O(iii), or to be associated with persons engaged in any such activity;

(v) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

P.  No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Issuer to arise, between the Issuer and the accountants and lawyers formerly or presently employed by the Issuer and the Issuer is current with respect to any fees owed to its accountants and lawyers which could affect the Issuer’s ability to perform any of its obligations under the Transaction Documents. In addition, on or prior to the date hereof, the Issuer had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Issuer has no reason to believe that it will need to restate any such financial statements or any part thereof.

Q. No Disqualification Events. With respect to Notes (and the Shares issuable upon conversion thereof) to be offered and sold hereunder in reliance on Regulation D Securities, none of the Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Issuer participating in the offering hereunder, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (collectively “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Note Purchaser a copy of any disclosures provided thereunder.

R. Other Covered Persons. Except as disclosed on Schedule 5.2R, the Issuer is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Note Purchaser or potential purchasers in connection with the sale of any Regulation D Securities.

5.3 Contingent Liabilities, Long Term Commitments

No Subject Company has any Contingent Obligation, contingent liability or liability for Taxes, long-term lease or forward or long-term commitment that is not reflected in the financial statements described in Section 5.2J or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of the Subject Companies, taken as a whole.

5.4 No Changes.

Since December 31, 2013, no event or change has occurred with respect to any Subject Company that has caused or could reasonably be expected to cause, a Material Adverse Effect.

5.5 Title to Properties and Assets, Liens

Each of the Subject Companies has good, marketable and legal title (or in the case of leased properties and assets, good, marketable and legal leasehold interests) to all of its respective properties and assets, including all its real and personal properties material to its business, in each case, free and clear of all Liens, other than Permitted Liens (except as otherwise consented to by the Note Holders) and except to the extent that the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Lien searches have been conducted consistent with the policy of the Issuer and to the best of the Issuer’s knowledge, indicate that the properties and assets are free of Liens, and to the extent any such Liens exist, such Liens could not reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation and Compliance with Law

A. Except as set forth on Schedule 5.6 as of the Closing Date or disclosed to the Note Holder pursuant to Section 6.1B(xii), there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of any Transaction Document Party or other Subject Company) at Law or in equity or before or by any arbitrator or Governmental Authority pending or, to the best knowledge of the Issuer, threatened, (i) against or affecting any Subject Company or the assets or properties of any Subject Company, that could reasonably be expected to have, in any individual case or in the aggregate, a Material Adverse Effect or (ii) questioning the validity or enforceability or otherwise affecting this Agreement or any other Transaction Document. None of the actions, suits, proceedings, arbitrations and governmental investigations set forth on Schedule 5.6 could reasonably be expected to have, in any individual case or in the aggregate, a Material Adverse Effect.

B.  No Subject Company is, nor immediately after the Closing will be, (i) in violation in any material respect of any applicable Law, or (ii) in default with respect to any final judgment, writ, injunction or decree of any Governmental Authority.

5.7 Taxes

All federal, state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Subject Company have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those being contested in accordance with Permitted Contest Procedures or to the extent that such failure to pay such Taxes or file such Tax Returns could not be reasonably expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 5.7, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes has been given or made by any Governmental Authority. No Subject Company has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Except as set forth on Schedule 5.7, no Subject Company has been a member of an affiliated, combined or unitary group other than the group of which a Subject Company is the common parent.

5.8 Business Agreements and Performance of Contractual Obligations

A. Each Business Agreement required for the conduct of the business of the Subject Companies, including the ownership, operation and maintenance of the assets required for the activities specified in the then-effective Operating Budget, is in full force and effect.

B.  No Subject Company is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of its respective contractual obligations (other than such items that are being contested in accordance with Permitted Contest Procedures, the liability for which could not reasonably be expected to exceed $250,000 in the aggregate), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

C. No Subject Company is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction that has, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

D. All material licenses, patents or agreements with respect to the usage of technology or other property that are necessary for the conduct of the business of the Subject Companies have been obtained, are final and are in full force and effect, and all of the Subject Companies are in full compliance with the terms thereof. True, correct and complete copies of all such material licenses, patents or agreements have been made available to the Note Holders. There are no royalties or fees payable or to be payable under any such agreement.

E.  Other than the Transaction Documents, no Subject Company is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction that limits the ability of any Subject Company to make distributions or limits the ability of the Transaction Document Parties or any other Subject Company to create liens on its property or equity interests or contains a change of control provision.

5.9 Regulation

A. None of the Transaction Document Parties or Subject Companies is an “investment company,” a company “controlled” by an “investment company” or an “investment advisor” within the meaning of the Investment Company Act.

B.  None of the Transaction Document Parties or Subject Companies is subject to regulation under any Law, (i) that may limit its ability in any material respect to incur Indebtedness generally, (ii) that may require the approval of any Governmental Authority for such Transaction Document Party or Subject Companies to incur Indebtedness generally, or (iii) that may otherwise render all or any portion of the Obligations unenforceable.

5.10 ERISA

A. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Subject Company and each of its ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all of its material obligations under each Employee Benefit Plan, and (ii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B.  Except as, individually or in the aggregate, could not reasonably be expected to result in a material liability to the Subject Companies or any of their ERISA Affiliates, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Subject Company or any of its ERISA Affiliates, and (iii) as of the most recent valuation date for which the actuarial valuation report has been completed for any Pension Plan, the fair market value of the assets of such Pension Plan equals or exceeds the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan) of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) of such Pension Plan.

5.11 Authorizations

A. All Authorizations necessary under applicable Laws to be obtained by Subject Companies for the conduct of its business have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, and are free from conditions or requirements compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The information set forth in each application and all other written materials submitted by or on behalf of a Subject Company to the applicable Government Authority in connection with each such Authorization is accurate and complete in all material respects and does not omit to state any material fact necessary to make such information not misleading. The Subject Companies are in compliance in all material respects with the terms and conditions of each Authorization described in the first sentence hereof.

B.  No Authorizations other than those already obtained and in full force and effect or any transfer of any Authorizations would be required in connection with the exercise of any remedies by the Note Holders under the Security Documents.

5.12 Environmental Protection

Except as set forth on Schedule 5.12 and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) the operations of each Subject Company (including all operations and conditions at or in the Subject Company Properties) comply in all respects with all Environmental Laws;

(ii) each Subject Company has timely applied for and diligently pursued issuance of or has obtained all Authorizations under Environmental Laws necessary for its respective operations as currently performed, and all such Authorizations are in good standing or reasonably expected to be issued with no interruption in operations, and each Subject Company is in compliance with the terms and conditions of such Authorizations;

(iii) no Subject Company has received (a) any written notice or claim to the effect that it is or may be liable to any Person or Governmental Authority as a result of or in connection with any Hazardous Materials or (b) written notice that the operations of any Subject Company is the subject of an investigation by a Governmental Authority relating to or in connection with any Hazardous Materials at any of the Subject Company Properties or at any other location;

(iv) none of the operations of any Subject Company are subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

(v) no Subject Company nor any of its respective operations is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

(vi) no Subject Company nor any predecessor of any Subject Company, has notified any Governmental Authority under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any of the Subject Company Properties, except where such past or present treatment or Release is in compliance with applicable Laws;

(vii)  there are not any, and there have been no, conditions, occurrences or Hazardous Materials that exist on, under or about any Subject Company Property in a manner that have a reasonable possibility of giving rise to an Environmental Claim and no Subject Company has notified any Governmental Authority of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim;

(viii) no Subject Company nor any of its respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim;

(ix) all underground storage tanks or surface impoundments at the Subject Company Properties are in compliance with Environmental Laws and none have leaked or are leaking;

(x) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Subject Company Property; and

(xi) compliance with all current Environmental Laws could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

Notwithstanding anything in this Section 5.12 to the contrary, no events or conditions have occurred or are occurring with respect to any Subject Company relating to any Environmental Law, any Release of Hazardous Materials, or any activity relating to Hazardous Materials, including any matter disclosed on Schedule 5.12, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.13 Labor Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (i) there are no strikes, lockouts or other labor disputes pending or, to the knowledge of the Issuer, threatened against any Subject Company; (ii) hours worked by and wages paid to employees of each Subject Company have not violated the Fair Labor Standards Act or any other applicable Laws; and (iii) all payments due in respect of employee health and welfare insurance from any Subject Company have been paid or properly accrued on the books of the relevant Subject Company.

5.14 Financial Advisers, Finders and Brokers

No broker’s or finder’s fee or commission was or will be payable with respect to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby for which any Subject Company, Transaction Document Party or Note Holder may have any liability (other than fees payable to the Note Purchaser), and the Issuer hereby indemnifies the Indemnitees against, and the Issuer agrees that it will hold the Indemnitees harmless from any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.15 Solvency

Each Subject Company is, and on and after the issuance of the Notes hereunder, and the other transactions contemplated hereby and by the other Transaction Documents will be, Solvent.

5.16 Anti-Corruption.

Neither the Issuer, nor to the knowledge of the Issuer, any Person acting on behalf of the Issuer or any other Subject Company, has, (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by a Subject Company (or made by any Person acting on its behalf of which the Subject Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act or similar Laws in the jurisdictions in which any of the Subject Companies do business. The Subject Companies have maintained or established the financial controls and compliance procedures necessary to act in accordance with such Laws, including the hiring of a general counsel of the Issuer.

5.17 Full Disclosure

No representation, warranty or other statement made, or other information furnished, by any Transaction Document Party or Subject Company in this Agreement or any other Transaction Document, or in any certificate, written statement or other document previously furnished to the Note Holders by any Transaction Document Party or Subject Company or by any authorized agents of any such Person contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such documents, written statements or certificates not misleading in light of the circumstances in which the same were made. There is no fact known to any Transaction Document Party or any of its Subsidiaries (other than matters of a general economic nature) on the date hereof that such Transaction Document Party or any of its Subsidiaries or any of its respective authorized agents have not disclosed to the Note Holders in writing prior to the date of this Agreement that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.18 Insurance.

The properties and assets of the Subject Companies are insured with Acceptable Insurance Carrier, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the applicable Subject Company operates.

Section 6. AFFIRMATIVE COVENANTS OF THE ISSUER

The Issuer covenants and agrees that for so long as any Obligations remain outstanding, the Issuer shall perform or cause to be performed the covenants in this Section.

6.1 Financial Statements, Notices and Other Reports

A. The Issuer shall, and shall cause each other Subject Company to, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Upon the reasonable request of the Note Holders, the Issuer shall, and shall cause each other Subject Company to, deliver to such Note Holder any additional information relating to the substance of such financial statements which the Note Holders reasonably believe is required to understand the substance of such financial statements.

B. The Issuer shall deliver to each Note Holder:

(i) Monthly Financials: as soon as available and in any event within forty-five (45) days after the end of each month occurring during each Fiscal Year, complete unaudited consolidated balance sheets of each of the Subject Companies, in each case, as of the end of such month and unaudited consolidated statements of income and of cash flows of each of the Subject Companies, in each case, for such month and for the elapsed portion of the Fiscal Year, in each case prepared in reasonable detail and in accordance with GAAP consistently applied and setting forth in comparative form the figures for the corresponding period of the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of the Issuer that they fairly present the financial condition of the Subject Companies, as of the dates indicated and the results of its operations and cash flows for the periods indicated in accordance with GAAP consistently applied (subject to changes resulting from audit and normal year-end adjustments);

(ii) Yearly Financials: as soon as available and in any event within ninety (90) days after the end of each Fiscal Year:

(a) complete audited consolidated balance sheets of each of the Subject Companies as of the end of such Fiscal Year, audited consolidated statements of income and of cash flows of Eco-Stim Argentina and unaudited consolidated statements of income and of cash flows of each of the other Subject Companies for such Fiscal Year, in each case prepared in reasonable detail and in accordance with GAAP consistently applied and setting forth in comparative form the figures for the previous Fiscal Year, certified by the chief financial officer or chief accounting officer of the Issuer that they fairly present in all material respects the financial condition of the Subject Companies, as the case may be, as of the dates indicated and the results of its operations and cash flows for the period indicated in accordance with GAAP consistently applied; and

(b) a report thereon of the Accountant, which report shall be unqualified, expressing no doubts, assumptions or qualifications concerning the ability to continue as a going concern and stating that such financial statements fairly present in all material respects the financial position of the Subject Companies, as the case may be, as of the dates indicated and the results of its operations and its cash flows for the period indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Accountant in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(iii) Officer’s Certificates: together with each delivery of financial statements of Issuer delivered pursuant to clauses (i) or (ii) of this Section 6.1B, a certificate of the chief financial officer or chief accounting officer of the Issuer certifying that the signer reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of each Subject Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Potential Event of Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Issuer has taken, is taking and proposes to take with respect thereto;

(iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements previously delivered under this Section 6.1B, the financial statements of any Person delivered pursuant to Sections 6.1B(i) or 6.1B(ii) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to Sections 6.1B(i) or 6.1B(ii) following such change, financial statements of such Person for, (1) the current Fiscal Year to the effective date of such change, and (2) the full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such period, and (b) together with each delivery of quarterly or annual financial statements pursuant to Sections 6.1B(i) or 6.1B(ii) following such change, a written statement of the chief accounting officer or chief financial officer of such Person setting forth the differences that would have resulted if such financial statements had been prepared without giving effect to such change;

(v) Accountant’s Certification: together with each delivery of financial statements pursuant to Section 6.1B(ii), a written statement by the Accountant giving the report thereon, (a) stating that their audit examination has included a review of the terms of this Agreement and the other Transaction Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes a Potential Event of Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificate delivered therewith pursuant to Section 6.1B(iii) is not correct;

(vi) Accountant’s Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Issuer or any other Subject Company by the Accountant in connection with each annual, interim or special audit of the financial statements of any Subject Company made by such Accountant, including, without limitation, any comment letter submitted by such Accountant to management in connection with their annual audit;

(vii) Operating Budgets: no later than thirty (30) days in advance of the beginning of each Fiscal Year, a proposed Operating Budget for the Subject Companies for the succeeding Fiscal Year (and for each calendar month and quarter during such Fiscal Year) prepared in reasonable detail and in a manner consistent with the then-applicable Operating Budget and including details regarding maintenance of equipment and target expenditure for such Fiscal Year;

(viii) Monthly Operation Reports: beginning September 2014, no later than ten (10) days following the end of each calendar month of each Fiscal Year, a report for the preceding calendar month, prepared in reasonable detail regarding the operations of Eco-Stim Argentina and the other Subject Companies, which includes a log showing the percentage of utilization and the number of work days for each work crew and each equipment was operational during such month with respect to the Subject Company Properties;

(ix) Events of Default.: promptly upon an officer of the Issuer obtaining knowledge of, (a) any inaccuracy in any material respect of any representation or warranty contained in this Agreement or any other Transaction Document, (b) any breach in any material respect of any covenant, agreement or condition contained in this Agreement or any other Transaction Document, (c) any event or circumstance that could reasonably be expected to have a Material Adverse Effect, (d) any Person giving notice to the Issuer or taking any other action with respect to a claimed default, acceleration, foreclosure, exercise of remedies or similar action or an event or condition of the type referred to in Section 8.1B, or (e) the occurrence of any Potential Event of Default or Event of Default, an Officer’s Certificate specifying in reasonable detail the nature and date, if applicable, of such inaccuracy, breach or occurrence and the Issuer’s and any other applicable Subject Company’s intended actions with respect thereto;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to result in liability to Issuer or any other Subject Company in excess of $100,000 in the aggregate, a written notice specifying the nature thereof, what action the Issuer (or any other Subject Company) or any ERISA Affiliate thereof has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Reports and Documents: with reasonable promptness copies of, (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Subject Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, and (b) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Note Holders shall reasonably request;

(xii) Litigation:

(a)  promptly upon any officer of the Issuer obtaining knowledge of:

(1) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Transaction Document Party or Subject Company or any property of the foregoing parties (collectively, “Proceedings”) not previously disclosed in writing by the Issuer to the Note Holders; or

(2) any material development in any Proceeding that, in any case: (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Transaction Document; or (C) was instituted for the purposes of revoking, terminating, suspending, withdrawing, modifying or withholding any Authorization which, if successful, could reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Issuer to enable the Note Holders and its counsel to evaluate such matters; and

(b) at the time of delivery of the applicable financial statement, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, any Transaction Document Party or other Subject Company equal to or greater than $100,000, and promptly after request by any Note Holder such other information as may be reasonably requested by such Note Holder to enable such Note Holder and its counsel to evaluate any of such Proceedings;

(xiii) Notices and Reports to Shareholders: at the same time as delivery thereof to the shareholders of the Issuer or any other Subject Company, any reports or notices related to shareholders meetings and/or the material operations of each Subject Company delivered to such parties, including notices and agendas of shareholder meetings, financial reports, investor information reports, operating statements, performance tests reports and any environmental reports;

(xiv) Notices Regarding Taxes: The Issuer shall notify promptly each Note Holder of each of the following (and in no event later than fifteen (15) Business Days after becoming aware thereof): (a) the creation, or filing with the IRS or any other Governmental Authority, of any contractual obligation or other document extending, or having the effect of extending, the period for assessment or collection of any U.S. federal, state or foreign income or franchise taxes with respect to any Subject Company; and (b) the creation of any contractual obligation of any Subject Company, or the receipt of any request directed to any Subject Company, to make any adjustment under Section 481(a) of the Internal Revenue Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect; and

(xv)  Other Information: monthly reports on the status of all equipment and utilization thereof in the preceding month, and all other financial statements, reports or information with respect to the Subject Companies or the Operating Budget as the Note Holders may reasonably request.

6.2 Corporate and Partnership Existence

The Issuer shall, and shall cause each other Subject Company to, at all times preserve and keep in full force and effect its existence as a corporation, partnership, limited liability company, as applicable, and the rights and franchises material to the operation of its business.

6.3 Payment of Taxes and Claims

The Issuer shall, and shall cause each other Subject Company to, pay all Taxes (including any Taxes that must be collected or withheld from third parties and remitted to a taxing authority on behalf of such third parties), assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien on any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, charge or claim need be paid if being contested in accordance with Permitted Contest Procedures.

6.4 Maintenance of Properties, Insurance

A. The Issuer shall, and shall cause each other Subject Company to, operate the Subject Company Properties and equipment or cause such Subject Company Properties and equipment to be operated in a careful and efficient manner in accordance with the recognized best practices of the industry, including with respect to environmental and worker safety standards, and in compliance with all applicable contracts and agreements and in material compliance with all requirements of Governmental Authorities, including applicable Environmental Laws and Laws from time to time constituted.

B. The Issuer shall, and shall cause each other Subject Company to, use commercially reasonable efforts to make all necessary arrangements to lease trucks and vehicles in order to transport relevant equipment to the Neuquen Basin, Argentina, in a manner reasonably acceptable to the Note Holders, within thirty (30) days of receipt of the Initial Advance from the Note Holders.

C. The Issuer shall, and shall cause each other Subject Company to, maintain, with Acceptable Insurance Carriers, insurance with respect to the Subject Company Properties and business to provide coverage against loss or damage of the kinds and to the extent customarily insured against by entities engaged in the same or similar business, of such type and in such amounts as are customarily carried under similar circumstances by such entities. All liability policies shall name the Note Holders as additional insureds.

6.5 Compliance with Applicable Laws and Authorizations

A. The Issuer shall, and shall cause each other Subject Company to, comply in all respects with all applicable Laws and Authorizations imposed by any Governmental Authority, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

B.  The Issuer shall, and shall cause each other Subject Company to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Authorizations as shall now or hereafter be necessary under applicable Laws, except where the failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.6 Inspection

The Issuer shall, and shall cause each other Subject Company to, permit any representative or agent of the Note Holders to visit and inspect the Subject Company Properties, and any related surveys, reports, drawings or other documents, and to examine each Subject Company’s books of record and account and discuss its affairs, finances and accounts with its representatives, all upon reasonable notice, at such reasonable times and as often as the Note Holders may reasonably request, but (unless an Event of Default or a Potential Event of Default shall have occurred and is continuing) not more than once each Fiscal Quarter.

6.7 Security Interest, Filings and Reportings

A. Filing and Perfection. On or before the Closing Date, the Issuer shall, and shall cause each other Transaction Document Party to, execute, as debtor, and cause the filing of UCC financing statements covering the security interests created in favor of the Note Holders by the Security Documents in any applicable jurisdiction; provided, that, the Issuer shall enter into and complete the registration of the Argentina Security Agreement immediately upon arrival in Argentina of any equipment purchased pursuant to the Equipment Purchase Agreements. In addition, the Issuer shall, at its expense, take all actions that have been reasonably requested by the Note Holders or that are reasonably necessary to maintain the perfection and priority of the security interest of the Note Holders and shall furnish timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable the Note Holders to take such action. Without limiting the generality of the foregoing, the Issuer shall file or cause to be filed at its expense such financing statements and continuation statements in all places necessary or advisable (in the reasonable opinion of counsel for the Note Holders) to perfect and maintain such security interests and shall promptly notify the Note Holders of any change in its chief executive office or jurisdiction of organization.

B.  Form D and Blue Sky. The Issuer agrees to file a Form D with respect to the Notes as required under Regulation D under the Securities Act and to provide a copy thereof to the Note Holders promptly after such filing. The Issuer shall, on or promptly after the Closing Date, take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Notes for sale to the Note Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Note Purchaser on or promptly after the Closing Date. The Issuer shall make all filings and reports relating to the offer and sale of the Notes required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

C. Reporting Status. Until the date as of which both (i) the Note Holders (or their transferees) shall have sold all of the Shares issuable upon conversion of the Notes and the exercise of the option under the Option Agreement and (ii) none of the Notes are outstanding (the “Reporting Period”), the Issuer shall use its reasonable best efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Issuer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

D. Financial Information. The Issuer agrees to send the following to the Note Holders during the Reporting Period, (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K (or any analogous reports under the Exchange Act) and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, and (ii) copies of any notices and other information made available or given to the shareholders of the Issuer generally, contemporaneously with the making available or giving thereof to the shareholders.

E. Listing/Quotation. The Issuer shall use its reasonable best efforts to maintain the listing or authorization for quotation of the Common Stock on a United States securities exchange or automated quotation system. Neither the Issuer nor any other Subject Company of shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock from such securities exchange or quotation system.

6.8 Books and Records

The Issuer shall, and shall cause each other Subject Company to, maintain true and correct financial books and records.

6.9 Material Agreements.

The Issuer shall, and shall cause each other Subject Company to:

A. comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under the Material Agreements to which it is a party. The Issuer shall, and shall cause each other Subject Company to, provide the Note Holders with prompt notice of any material breach of or default by any party under any Material Agreement upon becoming aware of such breach and of its intentions with regard to the cure of, or exercise of remedies in respect of, such breach or default; and

B.  promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material properties, except to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.10 Environmental Disclosure and Investigation

A. The Issuer shall, and shall cause each other Subject Company to, exercise all due diligence in order to comply and cause all other Persons on or occupying any portion of the Subject Company Properties to comply, in all material respects, with all Environmental Laws.

B.  The Issuer agrees that the Note Holders may, from time to time, but not more often than once per year, and in its sole and absolute discretion, retain, at the Issuer’s reasonable expense, an independent environmental consultant to review any report relating to Hazardous Materials prepared by or for any Subject Company and to conduct its own non-invasive investigation of any Subject Company Property currently owned, leased, operated or used by any Subject Company. Soil and/or groundwater sampling or any Phase II Environmental Site Assessments shall not be conducted without the express and written authorization of the Issuer prior to the occurrence of such activities, which authorization may not be unreasonably withheld, conditioned or delayed by the Issuer. Any non-invasive investigations of any Subject Company Property shall be conducted, unless otherwise agreed to by the Parties, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Subject Company Property. The Issuer hereby acknowledges and agrees that any report of any investigation conducted at the request of the Note Holders pursuant to this Section 6.10 will be obtained and shall be used by the Note Holders for the purposes of the Note Holders’ internal credit decisions, to monitor and police its investment and to protect the Note Holders’ security interests created by the Transaction Documents. The Note Holders agree to deliver a copy of any such report to the Issuer with the understanding that the Issuer acknowledges and agrees that, (i) it will indemnify and hold harmless the Indemnitees from any costs, losses or liabilities relating to the Issuer’s use of or reliance on such report, (ii) the Note Holders do not make any representation or warranty with respect to such report, and (iii) by delivering such report to the Issuer, the Note Holders are not requiring or recommending the implementation of any suggestions or recommendations contained in such report. Any such environmental consultant retained by the Note Holders will maintain appropriate insurance coverage with respect to activities performed by such consultant, including policy coverage of $1,000,000 per incident and $2,000,000 in the aggregate, and will be solely responsible, as between the Note Holders, consultant and the Issuer, for any losses, liabilities or damages (including personal injury or death) arising out of or resulting from the activities performed pursuant to this Section 6.10B.

C. The Issuer shall, promptly upon its becoming aware of the occurrence thereof, advise the Note Holders in writing and in reasonable detail of:

(i) any Release of any Hazardous Materials not in compliance with Environmental Laws that is required to be reported to any federal, state or local governmental or regulatory agency under applicable Environmental Laws, where such Release represents a material liability under Environmental Law to Issuer;

(ii) any and all written communications with respect to any Environmental Claims alleging a material liability under Environmental Laws;

(iii) any remedial action taken by the Issuer or any other Person in response to (a) any Hazardous Material on or under any Subject Company Property, the existence of which could reasonably be expected to result in an Environmental Claim, or (b) any Environmental Claims involving any Subject Company, in each case, where such remedial action or Environmental Claim represents a material liability to Issuer; and

(iv) the Issuer’s discovery of any occurrence or condition on any real property adjoining any Subject Company Property that could reasonably be expected to cause such Subject Company Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws.

D. The Issuer shall, at its own expense, provide copies of such documents or information as the Note Holders may reasonably request in relation to any matters disclosed pursuant to this Section 6.10.

6.11 Remedial Action Regarding Hazardous Materials

The Issuer shall promptly take, and shall cause each other Subject Company to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or from any Subject Company Property owned or leased by such Subject Company at any time in order to comply with all applicable Environmental Laws and Authorizations and to respond to any Environmental Claim made against such Subject Company. If the Issuer or any other Subject Company undertakes any remedial action with respect to any Hazardous Materials on, under or from any Subject Company Property, such Subject Company shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the legally enforceable orders and directives of all Governmental Authorities except when, and only to the extent that, such Subject Company’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Subject Company in accordance with Permitted Contest Procedures.

6.12 Casualty or Condemnation Event

A. The Issuer shall notify the Note Holders promptly of any Casualty Event (generally describing the nature and extent thereof and the Issuer’s best estimate of the cost of Restoration) and upon becoming aware of the threat or commencement of any proceeding relating to a Condemnation Event.

B.  The Issuer shall consult with the Note Holders in connection with any proceedings relating to a Condemnation Event and shall diligently oppose any such proceedings and pursue all of its rights to compensation against the condemning authority in respect of the Condemnation Event. The Issuer may approve a compromise or settlement of any such proceedings only with the consent of the Note Holders, such consent not to be unreasonably withheld.

C. If any Casualty/Condemnation Proceeds are received by any Subject Company such proceeds shall be segregated and held in a separate account in trust for the Note Holders. The Issuer will comply with any requests of the Note Holders to confirm or further grant to the Note Holders a security interest in any such Casualty/Condemnation Proceeds.

D. Casualty/Condemnation Proceeds received in respect of a Casualty Event may be applied to Restoration of the affected property, subject to the consent of the Note Holders and, if such consent is given, to such conditions as the Note Holders may reasonably require.

6.13 Mandatory Prepayments of Notes

The Issuer shall make all prepayments of all or any portion of the Notes as required by Section 3.3B.

6.14 Equipment Reserve

In the event that, following the later of (i) the collection of the first invoice from the Argentina Customer pursuant to the Argentina Service Agreement or (ii) March 31, 2015, the equipment operated by Eco-Stim Argentina is underutilized by 67% in each of three (3) successive months according to the monthly operation reports pursuant to Section 6.1B(viii), the Issuer shall deposit promptly following the end of each calendar month occurring thereafter a portion of the cash revenue received by the Subject Companies during each such month in excess of the aggregate expenses paid in such month as specified in the then-effective Operating Budget, in an amount or percentage as specified from time to time by the Note Holders, into a separate bank or deposit account opened by the Issuer with a bank selected by the Note Holders. At the request of the Note Holders, the Issuer shall grant or cause to be granted a perfected first priority security interest in such account and all amounts on deposit therein to the Note Holders to secure the Obligations, and the Issuer shall enter into and cause any Subject Companies to enter into all documentation requested by and in form and substance satisfactory to the Note Holders, in order to create and perfect such security interest.

6.15 Approved Capex Draw

The Issuer shall use commercially reasonable efforts to implement the Approved Capex Draw in accordance with its requirements.

6.16 Disclosure of Transactions and Other Material Information

As soon as practicable after the date hereof and in any event within the time period required under the rules and regulations of the SEC, the Issuer shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement and the Additional Transaction Documents in the form required by the Exchange Act and attaching this Agreement and the Additional Transaction Documents as exhibits to such filing (collectively, the “8-K Filing”). Except for the foregoing, neither the Issuer, any other Subject Company nor the Note Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Issuer shall be entitled, without the prior approval of the Note Purchaser, to make any press release or other public disclosure with respect to such transactions, (i) in substantial conformity with the 8-K Filing and contemporaneously therewith, and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Note Purchaser shall be consulted by the Issuer in connection with any such press release or other public disclosure prior to its release). Except for the 8-K Filing, any registration statement required to be filed pursuant to the Registration Rights Agreement or as otherwise required by law, without the prior written consent of any applicable Note Purchaser, neither the Issuer nor any of its Subsidiaries or Affiliates shall disclose the name of the Note Purchaser in any filing, announcement, release or otherwise.

6.17 Reservation of Shares

So long as any Notes remain outstanding, the Issuer shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the maximum number of Shares issuable upon conversion of the Notes then outstanding (the “Required Reserved Amount”). If at any time the number of Shares authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, the Issuer will promptly take all corporate action necessary to authorize and reserve a sufficient number of Shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares of Common Stock to meet the Issuer’s obligations under this Section 6.17, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Issuer in favor of an increase in the authorized shares of the Issuer to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount.

6.18 Subsidiary Guarantee

For so long as any Notes remain outstanding, upon any entity becoming a Subsidiary of the Issuer, the Issuer shall promptly cause each such Subsidiary that is not a Foreign Subsidiary or a FSHCO (other than the Norwegian Subject Companies) to become party to the Security Agreements by executing a joinder to such agreements reasonably satisfactory in form and substance to the Note Holders.

6.19 Federal Income Tax Treatment of Loan

For federal income Tax purposes, the Parties agree (i) to treat the Notes and the options to subscribe for shares as “investment units” within the meaning of Section 1273(c)(2) of the Internal Revenue Code, and (ii) that $32,612 of the proceeds of the Advances is allocable to the option to subscribe for Shares under the Option Agreement. The Parties further agree that the Notes will not be treated as having “original issue discount” or otherwise requiring the accrual of interest other than stated interest for U.S. federal income tax purposes and will file all Tax Returns in a manner consistent with the foregoing and not assert any contrary position in connection with any tax audit or proceeding.

6.20 Account Balances

The Issuer shall:

A. maintain at all times in one or more bank accounts established with a bank in the United States in the name of the Issuer a balance of cash in Dollars of not less than the greater of (i) (x) $1,000,000 until March 31, 2015, (y) $2,500,000 from April 1, 2015 until March 31, 2016, and (z) $3,000,000 on and after April 1, 2016; and (ii) an amount equal to 75% of net income plus all depreciation and amortization expenses for the Issuer (on a consolidated basis) for the previous four (4) Fiscal Quarters; and

B. except as may be expressly permitted by any Transaction Document, not permit at any time Eco-Stim Argentina to have on deposit in any bank account greater than the amount of Argentine pesos that is necessary to pay invoices or payroll expenses that are due and payable or will be due and payable within ten (10) Business Days, as determined in good faith by the management of the Issuer in accordance with the Operating Budget for a Fiscal Quarter.

6.21 Operating Budget Compliance.

A. In the event that the Issuer’s total expenditures for any two (2) consecutive Fiscal Quarters or any three (3) out of six (6) consecutive Fiscal Quarters exceed the amounts provided for in the Operating Budget then in effect (including any adjustments as provided in the definition of “Operating Budget”) for such time period by more than fifteen percent (15%), the Issuer shall pay to the Note Holders a fee equal to fifty thousand Dollars ($50,000).

B. In the event that the Issuer anticipates an increase in labor costs to be incurred in connection with field operations by Eco-Stim Argentina (as compared to the relevant line item specified in the Operating Budget), the Issuer shall promptly notify the Note Holders, including details as to the amount of the increase and the reasons therefor. Provided that the Note Holders approve such increase (such approval not to be unreasonably withheld), such increased costs shall be excluded from the calculation of the Issuer’s total expenditures contemplated in Section 6.21A.

6.22 IMPACT Lease.

Within 15 days of Closing, the Issuer shall amend the IMPACT Lease in a manner reasonably satisfactory to the Note Purchaser.

Section 7. NEGATIVE COVENANTS OF the ISSUER

The Issuer covenants and agrees that for so long as any Obligations remain outstanding, the Issuer shall perform or cause to be performed the covenants in this Section.

7.1 Indebtedness and Contingent Obligations

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to, any Indebtedness or Contingent Obligations, except Permitted Indebtedness.

7.2 Prohibition on Liens and Related Matters

A. The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Subject Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, other than Permitted Liens.

B. Except as provided in the Transaction Documents, the Issuer shall not, and shall not permit any other Subject Company to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

C. Except as provided in the Transaction Documents, the Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subject Company to:

(i) make any payments, redemptions, repurchases or other distributions of any kind on any of its Equity Interests;

(ii) repay or prepay any Indebtedness or make payments on any other obligations owed by such Subject Company to any other Subject Company;

(iii) make loans or advances to any other Subject Company; or

(iv) transfer any of its property or assets to any other Subject Company.

7.3 Investments and Joint Ventures

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, make or own any investment in any Person (including any loan or advance to such Person and the formation of any Subsidiaries) except (i) in the ordinary course of business and in accordance with the then-effective Operating Budget, and (ii) each Subject Company may continue to hold the investments in its respective Subsidiaries and Affiliates (if any) that they own as of the Closing Date. The Issuer shall not, and shall not permit any other Subject Company to, enter into any sale-leaseback transaction for any equipment constituting Collateral.

7.4 Restriction on Fundamental Changes and Asset Sales

A. The Issuer shall not, and shall not permit any other Subject Company to, (i) alter its corporate structure (other than creation of Subsidiaries after the Closing Date otherwise not prohibited hereunder so long as such new Subsidiaries (A) comply with Section 6.18, (B) are not FSHCOs and (C) only own or lease any hydraulic fracturing or other equipment to the extent such equipment is vendor financed or serves as collateral), or enter into any transaction of merger, or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) directly or indirectly, amend, supplement, terminate or waive, or consent to the amendment, supplement, termination or waiver of any of the provisions of any Organizational Document or enter into or obtain any new Organizational Document without the express prior written consent of the Note Holders as to the form, scope and substance of such new Organizational Document or such amendment, supplement, termination, waiver or consent. For the avoidance of doubt, the Issuer shall not, and shall not permit any Subject Company to, increase the size of its Board of Directors without the express prior written consent of the Note Holders.

B. The Issuer shall not, and shall not permit any other Subject Company to, convey, sell, lease, sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its respective businesses, property, assets or long-term leases or any other of the Subject Company Properties, whether now owned or hereafter acquired, except for the disposal (i) in accordance with the then-effective Operating Budget or (ii) in the ordinary course of business of any surplus, worn out or obsolete assets not exceeding $25,000 in value in the aggregate in any Fiscal Year not exceeding $75,000 in value in the aggregate while any Notes are outstanding.

C. The Issuer shall not, and shall not permit any other Subject Company to, acquire by purchase or otherwise all or any portion of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except for the purchase of assets in the ordinary course of business reasonably required in the operation of such Subject Company’s business, consistent with prior practice and in accordance with the then-effective Operating Budget, or unless the Note Holders have provided its prior written consent to such purchase.

7.5 Restrictions on Issuances or Transfers of Securities

The Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, issue, sell, transfer, assign, pledge or otherwise encumber, or grant any options, rights or warrants with respect to any Securities or other Equity Interests of any Subject Company, including any new class of Equity Interests or any new Equity Interests, except for Liens on such Securities or other Equity Interests created pursuant to the terms of the Transaction Documents; provided that the foregoing shall not prohibit the Issuer from issuing or selling Equity Interests representing the common equity of the Issuer, including options, rights and warrants in respect of Equity Interests representing common equity of the Issuer.

7.6 Transactions with Affiliates

Other than transactions, those in existence on the Closing Date and disclosed on Schedule 5.2L, the Issuer shall not, and shall not permit any other Subject Company to, engage in any transaction with any Affiliate of the Issuer or with any holder of five (5)% percent or more of any class of Equity Interests of the Issuer or any Affiliate of Issuer or any Affiliate of such a holder, unless such transaction both (i) is upon terms no less favorable to the Issuer or such Subject Company, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (and if such transaction replaces an existing transaction, such terms must be no less favorable to the Issuer or such Subject Company than the terms of such existing transaction) and (ii) has been approved by all of the independent directors on the Board of Directors of the Issuer (including any one or more directors appointed by the Note Holders, unless the transaction is with an Affiliate of the Note Holders).

7.7 Restrictions on Conduct of Business

The Issuer shall not, and shall not permit any other Subject Company to, engage, directly or indirectly, in any business other than the (i) consummation of the transactions contemplated by the Transaction Documents, (ii) ownership of Equity Interests in the other Subject Companies, (iii) activities contemplated in the Operating Budget, and (iv) the business of management of oilfield information and the completion of oil and gas wells in the ordinary course of business consistent with past practice, and activities ancillary thereto.

7.8 Restrictions on Prepayment or Refinancing of Indebtedness

Except with respect to the IMPACT Lease, the Issuer shall not, and shall not permit any other Subject Company to, directly or indirectly, pay or set apart any sum for any payment, retirement or repurchase of any Indebtedness or Contingent Obligations (other than obligations under the Transaction Documents), whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness or Contingent Obligations.

7.9 Restricted Payments

The Issuer shall not directly or indirectly, declare, order, pay, make or set apart any sum for any:

(i) dividend or other distribution, direct or indirect, on account of any Equity Interests of the Issuer or any other Subject Company now or hereafter outstanding;

(ii) management fees, or other payments to any Affiliate of the Issuer (other than payments to a Subject Company and salaries and other payments to offices and employees of any of the Subject Companies, in each case in the amounts included in the Operating Budget;

(iii) redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Issuer or any Subject Company now or hereafter outstanding;

(iv) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of Issuer or any Subject Company now or hereafter outstanding; or

(v) payment of any kind on or in respect of Indebtedness of the Issuer or any Subject Company that is subordinated to the Obligations.

7.10 Fiscal Year

The Issuer shall not, and shall not permit any other Subject Company to, change its Fiscal Year.

7.11 ERISA

The Issuer shall not, and shall not permit any other Subject Company or any ERISA Affiliate of any Subject Company to, enter into any indemnity agreement or similar arrangement with, or assume any liability or obligation with respect to, any other ERISA Affiliate of any Subject Company in connection with any Pension Plan or in connection with any Multiemployer Plan to which any such ERISA Affiliate may at any time contribute, except as may be required by ERISA or the Internal Revenue Code. Except for matters that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Issuer shall not, and shall not permit any other Subject Company or any ERISA Affiliate of any Subject Company to, engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Internal Revenue Code and (ii) the Issuer shall not permit any ERISA Event to occur.

7.12 Accountant

The Issuer shall not, and shall not permit any other Subject Company to, change the Accountant.

7.13 Lease Payments

Beginning with the Fiscal Year ending on December 31, 2015, the Issuer shall not permit, for any Fiscal Year, the ratio of (x) EBITDA to (y) the sum of aggregate lease payments plus interest accrued during such Fiscal Year to be less than 2 to 1.

Section 8. EVENTS OF DEFAULT

8.1 Events of Default

The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement:

A. Failure to Make Payments When Due. Failure to pay (i) any installment of principal on the Notes when due (whether by acceleration, by notice of prepayment or otherwise) or (ii) any interest, fee, prepayment premium or other amount to any Note Holder when due under this Agreement or any other Transaction Document and any such failure to pay such other amount continues for more than three (3) Business Days after such due date.

B. Default in Other Agreements.

(i) Failure of any Subject Company to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 8.1A) in an individual principal amount of $500,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more, or (b) any Contingent Obligation in an individual principal amount of $500,000 or more or any Contingent Obligations with an aggregate principal amount of $500,000 or more, in each case beyond the end of any cure or grace period provided therefor; or

(ii) Breach or default by any Subject Company with respect to any other material term of any item of any Indebtedness in an individual principal amount of $500,000 or more or any items of Indebtedness with an aggregate principal amount of $500,000 or more or any Contingent Obligation in an individual principal amount of $500,000 or more or any Contingent Obligations with an aggregate principal amount of $500,000 or more, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise) and any cure or grace period for such breach or default under the applicable indenture or other agreement shall have expired.

C. Breach of Warranty. Any representation or warranty made by any Transaction Document Party herein or in any other Transaction Document, or in any certificate or other instrument at any time given by any Transaction Document Party in writing pursuant hereto or in connection herewith shall be false, inaccurate or misleading in any material respect on the date as of which made or deemed made.

D. Negative Covenants. Any Transaction Document Party shall default in the performance of or fail to comply with any term, condition, covenant or agreement to be performed by it contained in Section 7 of this Agreement.

E. Other Defaults Under this Agreement. Any Transaction Document Party shall default in the performance of or fail to comply with any term, condition, covenant or agreement to be performed by it contained in this Agreement or any other Transaction Document (other than those expressly referred to above in Sections 8.1A or 8.1D) and, in each such case such default or failure to comply shall not have been remedied or waived within thirty (30) days after the earlier of (a) the date on which such failure shall have become known, or should have become known, to the Issuer and (b) the date on which written notification thereof shall have been received by the Issuer; provided that if such Transaction Document Party commences efforts to cure such default within such 30-day period, it may continue to effect such cure of the default for an additional 30 days so long as such default is reasonably capable of being cured within such period and it is diligently pursing the cure.

F. Involuntary Bankruptcy and Appointment of Receiver.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Transaction Document Party or any Subject Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including the Bankruptcy Code, which decree or order is not stayed; or

(ii) An involuntary case shall be commenced against any Transaction Document Party or any Subject Company under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the Bankruptcy Code; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Transaction Document Party or any Subject Company, or over all or a substantial part of any Transaction Document Party’s or such Subject Company’s respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Transaction Document Party or any Subject Company for all or a substantial part of such Transaction Document Party’s or such Subject Company’s respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the respective property of such Transaction Document Party or such Subject Company; and the continuance of any such events described in this Section 8.1F(ii) for sixty (60) days unless vacated, dismissed, bonded, stayed or discharged.

G. Voluntary Bankruptcy and Appointment of Receiver. Any Transaction Document Party or any Subject Company shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including the Bankruptcy Code, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; the making by any Transaction Document Party or any Subject Company of any general assignment for the benefit of creditors; or the inability of any Transaction Document Party or any Subject Company or the admission by any Transaction Document Party or any Subject Company in writing of its inability generally to pay its debts as such debts become due; or the Board of Directors or a similar governing body of any Transaction Document Party or any Subject Company shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1G.

H. Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate an amount in excess of $500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or that otherwise has or could reasonably be expected to have a Material Adverse Effect shall be entered or filed against any Transaction Document Party or any Subject Company or any of its respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of sixty (60) days (or in any event later than ten (10) days prior to the date of any proposed sale thereunder).

I. Dissolution. Any order, judgment or decree shall be entered against any Transaction Document Party or any Subject Company decreeing the dissolution or split up of such Person, and in the case of any such order, judgment or decree that is involuntarily entered against such Person, such order, judgment or decree shall remain undischarged or unstayed for a period of thirty (30) days.

J. Modification or Impairment of Material Agreements.

(i) (a) Any Material Agreement shall for any reason cease to be in full force and effect in all material respects prior to the scheduled termination date thereof (unless such agreement is replaced by a substantially similar agreement on terms at least as favorable as the terminated contract), or (b)(1) the term of any Material Agreement shall expire, (2) such Material Agreement is material to the operation of the business of any Subject Company, and (3) the Subject Companies do not continue to enjoy all rights and benefits of such contractual arrangement or such Material Agreement is not replaced with a Material Agreement on terms at least as favorable to the applicable Subject Company.

(ii) Any party to a Material Agreement (other than the Transaction Documents), including any Subject Company, shall default or fail to comply in any material respect with any term, condition, covenant or requirement in any such Material Agreement and such event shall continue for thirty (30) days (or, if longer, the applicable grace or cure period set forth in such Material Agreement) without such default or failure to comply being cured and, with respect to a default or failure by any party to comply with any Material Agreement, such default or failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and such Agreement is not replaced within ninety (90) days of such default or failure to comply with a new Material Agreement on terms at least as favorable to the applicable Subject Company.

(iii) The Argentina Service Agreement shall be terminated as a result of a default or other failure to comply by the Issuer thereunder or QM shall have failed to deliver any of the QM Equipment in compliance with the terms of the QM Equipment Purchase Agreement after the applicable Subject Company shall have made the payment for the QM Option thereunder.

K. Enforceability of Transaction Documents. Either, (i) any Security Document shall fail to provide, or cease to be effective to grant, to Note Holders a first priority perfected Lien on the Collateral, or (ii) any Transaction Document ceases to be in full force and effect (other than in accordance with its terms), or the validity or enforceability thereof shall be contested or disaffirmed by or on behalf of any Transaction Document Party.

L. Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Subject Company or any ERISA Affiliate of any Subject Company in excess of $1,000,000; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which results in the imposition of payment obligations on any Subject Company under ERISA or the Internal Revenue Code in excess of $1,000,000.

M. Environmental Claims. Any Environmental Claim arising with respect to (i) the development, financing, construction, ownership or operation of any activity specified in the Operating Budget or any Subject Company Property shall have been asserted against any Subject Company or any of its properties) which, if adversely decided, could, in the determination of the Note Holders, result in cost or liability to a Subject Company in excess of $500,000, individually or in the aggregate, or (ii) any Release at, on, under or from any of the activities or the Subject Company Properties described above shall have occurred which has resulted in cost or liability in excess of $500,000, individually or in the aggregate, except in cases adequately covered by insurance or indemnification where a solvent and unaffiliated insurance company or other third party has acknowledged coverage for the events described in (i) and (ii) of this Section 8.1L, but in each case of (i) or (ii), excluding those matters disclosed to the Note Holders in Schedule 5.12 to this Agreement.

N. Nationalization. Any expropriation, nationalization or other similar event (including the imposition of material Taxes, tariffs or other special assessments having the same effect) resulting in a material taking of property or assets of any Subject Company by any Governmental Authority shall have occurred.

8.2 Remedies

A. Acceleration.

(i) Upon the occurrence of any Event of Default described in Sections 8.1F or 8.1G with respect to the Issuer, the unpaid principal amount of and accrued and unpaid interest on the Notes and if such Event of Default occurs on or prior to the second anniversary of the Closing Date, the Make Whole Premium shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer.

(ii) Upon the occurrence and during the continuation of any Event of Default not described in Section 8.2A(i), the Note Holders may, by written notice to Issuer, declare all or any portion of the amounts described in Section 8.2A(i) to be, and the same, together with the Make Whole Premium if such Event of Default occurs on or prior to the second anniversary of the Closing Date, shall further become, immediately due and payable, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer.

B. Remedies Available Under Law. The remedies set forth in this Section 8 are in addition to all other rights and remedies available to the Note Holders under this Agreement, any other Transaction Document or by Law or equity.

Section 9. MISCELLANEOUS

9.1 Registration and Transfer of the Notes

A. Register. The Notes shall be issued in registered form. The Issuer shall keep at its principal office a register for the registration and transfers of the Notes. The name and address of each holder of the Notes, the principal amount (and stated interest) of the Notes held by each Note Holder, each transfer thereof and the name and address of each transferee of the Notes shall be set out in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. This Section 9.1A shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The Issuer shall give to any Note Holder promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. Any registered holder of the Notes shall be considered to be a “Note Holder” for purposes of this Agreement and each other Transaction Document.

B. Transfers.

(i) No Note Holder may sell, assign, transfer, or grant participations in any of the Notes to any Permitted Transferee except as permitted under this Section 9.1B and subject to compliance with the transfer procedures set forth in Section 9.1C below; provided, however, no sale, assignment, transfer or grant of participation in the Notes shall be permitted unless:

(a) the Note Holders have given its prior written consent to such sale, assignment, transfer or grant (and any purported sale, assignment, transfer or grant without such consent shall be void and of no effect);

(b) the subsequent purchaser, assignee, transferee or participant is a person who qualifies as an “accredited investor” as that term is defined under SEC Rule 501 of Regulation D under the Securities Act and the transaction complies with applicable state securities Laws; and

(c) the subsequent purchaser, assignee, transferee or participant has provided to the Issuer representations and warranties in the form of Section 9.22M.

(ii) The Issuer hereby acknowledges and agrees that any sale, assignment, transfer or grant of the Notes will give rise to a direct obligation of the Issuer to the transferee, assignee or purchaser. Except with the prior written consent of the Note Holders, no Note Holder shall have a right to consent or vote on any matters hereunder other than with respect to:

(a) the extension of any date of any payment of principal or interest in respect of any Note;

(b) the reduction of the amount of any such payment of principal;

(c) a decrease in the rate of interest on any Note (as specified in the Note) other than any imposition of a default rate of interest;

(d) the termination of any Transaction Document except in accordance with its terms; or

(e) release of all or substantially all of the Collateral securing the Notes other than in accordance with the terms of the Transaction Documents;

provided, however, that the restrictions set forth in this Section 9.1B(ii) shall not apply in respect of such waiver or amendment required by any applicable Law or request of any governmental authority (including in connection with any actual or proposed reorganization, restructuring, bankruptcy, insolvency, or other similar event affecting the Issuer or any other party to the Security Agreements.

(iii) Each Note Holder that sells a participation shall (i) acting solely for this purpose as an agent of the Issuer, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes (the “Participant Register”), and (ii) obtain from each Participant the documentation prescribed by Section 3.6E as if such participant were a Note Holder; provided that no Note Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any loans) to any Person except to the extent that such disclosure is necessary to establish that such loan is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Note Holder shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

C. Procedures. Upon surrender of any Note at the principal office of the Issuer for registration of transfer or exchange (for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each transferee of such Note or part thereof and a representation by each such transferee that such transferee is a Permitted Transferee), the Issuer shall execute and deliver, at the Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be substantially in the form attached in Exhibit A and shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

D. Replacement. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, upon receipt of an unsecured agreement of indemnity or, in the case of any Note Holder that is not an institutional investor, an indemnity bond, in each case in such reasonable amount as the Issuer shall determine, or (ii) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.2 Costs and Expenses

The Issuer agrees to pay on demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Note Holders (including the reasonable and documented fees, expenses and disbursements of consultants and counsel to the Note Holders; provided that such fees, expenses and disbursements, when combined with the other out-of-pockets expenses of the Note Holders reimbursed by the Issuer, shall not exceed $200,000 for any services performed through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby and the creation and perfection of the Liens in favor of the Note Holders pursuant to the Security Documents, including filing and recording fees and expenses in any applicable jurisdiction;

(ii) all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of consultants and counsel to the Note Holders) incurred in connection with the administration of this Agreement and the other Transaction Documents and any amendments, consents and waivers (whether entered into or not) to this Agreement or any other Transaction Document requested by the Issuer and the continued perfection of the Note Holders’ security interests granted pursuant to the Security Documents in any applicable jurisdiction; and

(iii) after the occurrence and during the continuation of a Potential Event of Default or Event of Default, all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and costs of settlement and fees and costs of other consultants) incurred by any Note Holder in enforcing any Obligations of or in collecting any payments due from any Transaction Document Party hereunder or under any other Transaction Document by reason of such Potential Event of Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

9.3 Indemnity

A. In addition to the payment of expenses pursuant to Section 9.2, the Issuer agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Note Holder and its Affiliates and its respective officers, directors, employees, beneficiaries, shareholders and agents (collectively called the “Indemnitees”) from and against any and all other Indemnified Liabilities; provided that the Issuer shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction or (ii) a dispute among Indemnitees not arising from the actions or omissions of the Issuer. In no event shall any Indemnitee be liable to the Issuer for any consequential, indirect, special or punitive damages other than payable with respect to a third party claim.

B. As used herein, “Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), and whether based on any federal, state, or foreign Laws (including securities and commercial Laws and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of:

(i) this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby (including the Note Purchaser’s agreement to purchase the Notes hereunder or the use or intended use of proceeds thereof) or any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral);

(ii) any statement made by the Note Purchaser to the Issuer during the negotiation of this Agreement or the other Transaction Documents prior to the date hereof; or

(iii) any Environmental Claim or any condition resulting from Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of the Issuer or any other Subject Company.

C. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 9.3A above may be unenforceable because it is violative of any applicable Law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4 Amendments and Waivers

No amendment, modification, termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by the Issuer therefrom shall in any event be effective without the written concurrence of the Note Holders representing greater than fifty percent (50%) of then outstanding principal amount of the Notes (provided that the consent of all Note Holders shall be required for any amendment, modification, termination or waiver would have the effect of increasing the Commitments, reducing the outstanding principal amount or reducing the rate of interest or any fees payable hereunder or postpone the date of payment or amending this Section 9.4) and, if intended to bind the Issuer, of the Issuer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 with the written concurrence of the Note Holders shall be binding upon each holder of the Notes at such time outstanding, each future holder of the Notes, and, if signed by Issuer, on Issuer.

9.5 Notices

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile or sent by recognized national overnight courier service or registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person or otherwise upon receipt. For the purposes hereof, the addresses of the Parties (until notice of a change thereof is delivered as provided in this Section 9.5) shall be as follows:

The Issuer:	Eco-Stim Energy Solutions, Inc.
Address:	2930 W. Sam Houston Pkwy N.
Suite 275
Houston, Texas 77043
Attention:	J. Christopher Boswell
Telephone No.:	281-531-7200
Facsimile No.:	281-531-5297

The Note Purchaser:	ACM Emerging Markets Master Fund I, L.P.
Address:	Albright Capital Management LLC
Suite 900, 1101 New York Avenue, NW
Washington, DC 20005-4213
Attention:	Ahmad Al-Sati; Nelson Oliveira
Telephone No.:	202 370 3500
Facsimile No.:	202 370 3555

If to any other Note Holder: the address specified in the transfer instrument delivered to the Issuer in connection with the assignment of any Note or portion thereof to it.

9.6 Survival of Warranties and Certain Agreements

All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Notes hereunder. Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of the Issuer set forth in Sections 3.5, 9.2 and 9.2(i) shall survive repayment of the Notes and termination of this Agreement.

9.7 Failure or Indulgence Not Waiver, Remedies Cumulative

No failure or delay on the part of any Note Holder in the exercise of any power, right or privilege hereunder or under such Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Transaction Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

9.8 Severability

In case any provision in or obligation under this Agreement or any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.9 Headings

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.10 Independence of Covenants

Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.11 Applicable Law

THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Successors and Assigns, Subsequent Holders of the Notes

This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and the successors and permitted assigns of the Note Holders. The terms and provisions of this Agreement and the other Transaction Documents shall inure to the benefit of any permitted assignee or transferee of any Notes, and in the event of such transfer or assignment, the rights and privileges herein and in the other Transaction Documents conferred upon the Note Holders shall automatically extend to and be vested in such permitted assignee or transferee, all subject to the terms and conditions hereof and of the other Transaction Documents. The Issuer’s rights and interests hereunder may not be assigned without the prior written consent of all the Note Holders.

9.13 Marshaling, Payments Set Aside

No Note Holder shall be under any obligation to marshal any assets in favor of the Issuer or any other party or against or in payment of any or all of the Obligations. To the extent that the Issuer makes a payment to any Note Holder, or any Note Holder enforces any security interests or exercises its rights of set-off, and such payment or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.14 Set-Off

In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Note Holder is hereby authorized by the Issuer at any time or from time to time, without notice to the Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Note Holder to or for the credit or the account of the Issuer against and on account of the obligations and liabilities of the Issuer to that Note Holder under this Agreement and the other Transaction Documents, including all claims of any nature or description arising out of or connection with this Agreement or any other Transaction Document, irrespective of whether or not, (i) that Note Holder shall have made any demand hereunder, or (ii) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.15 Ratable Sharing

A. The Note Holders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any similar law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Note Holder hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Note Holder) which is greater than the proportion received by any other Note Holder in respect of the Aggregate Amounts Due to such other Note Holder, then the Note Holder receiving such proportionately greater payment shall:

(i) notify each other Note Holder of the receipt of such payment; and

(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Note Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Note Holders in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Note Holder is thereafter recovered from such Note Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Note Holder ratably to the extent of such recovery, but without interest.

B. The Issuer expressly consents to the arrangement contemplated in Section 9.15A and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.16 Classification of Transaction

Notwithstanding anything to the contrary herein contained, the Note Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and neither the Issuer nor the Note Holders intend any Note Holder to be, deemed a partner or joint venturer with the Issuer.

9.17 Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR ANY STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION). BY EXECUTING AND DELIVERING THIS AGREEMENT, THE ISSUER FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ISSUER, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.5;

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE ISSUER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v) AGREES THAT THE NOTE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(vi) AGREES THAT THE PROVISIONS OF THIS SECTION 9.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.18 Waiver of Jury Trial

THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement for the Parties to enter into a business relationship that the Parties have already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The Parties further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19 Exculpation

The Issuer acknowledges that neither the partners, members, participants or beneficiaries of any Note Holder nor any investment manager or adviser to any Note Holder, nor any of their respective officers, directors, employees, partners, members or shareholders, assume any personal liability for any of the obligations under the Transaction Documents.

9.20 This Agreement Controls

In the event any provision of this Agreement and any of the other Transaction Documents shall conflict, the provisions of this Agreement shall govern.

9.21 Counterparts, Effectiveness

This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each Party and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party.

9.22 Representations of the Note Purchaser

The Note Purchaser represents and warrants that, as of the date hereof and each Funding Date:

A. Organization; Authority. Such Note Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Additional Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

B. No Public Sale or Distribution. Such Note Purchaser is, (i) acquiring the Notes, and (ii) upon conversion of the Notes will acquire the Shares issuable pursuant to the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, such Note Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and in accordance with the terms of this Agreement and the Additional Transaction Documents. Such Note Purchaser is acquiring the Notes hereunder in the ordinary course of its business. Such Note Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Notes (or the Shares issuable upon conversion thereof).

C. Accredited Investor Status. Such Note Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

D. Reliance on Exemptions. Such Note Purchaser understands that the Notes (and the Shares issuable upon conversion thereof) are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Issuer is relying in part upon the truth and accuracy of, and such Note Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Note Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Note Purchaser to acquire the Notes (and the Shares issuable upon conversion thereof).

E. Information. Such Note Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Notes (and the Shares issuable upon conversion thereof) that have been requested by such Note Purchaser. Such Note Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. Neither such inquiries nor any other due diligence investigations conducted by such Note Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Note Purchaser’s right to rely on the Issuer’s representations and warranties contained herein. Such Note Purchaser understands that its investment in the Notes (and the Shares issuable upon conversion thereof) involves a high degree of risk. Such Note Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes (and the Shares issuable upon conversion thereof).

F. No Governmental Review. Such Note Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes (or the Shares issuable upon conversion thereof) or the fairness or suitability of the investment in the Notes (or the Shares issuable upon conversion thereof) nor have such authorities passed upon or endorsed the merits of the offering of the Notes (or the Shares issuable upon conversion thereof).

G. Transfer or Resale. Such Note Purchaser understands that except as provided in the Registration Rights Agreement:

(i) the Notes (and the Shares issuable upon conversion thereof) have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless:

(a) subsequently registered thereunder;

(b) such Note Purchaser shall have delivered to the Issuer an opinion of counsel, in a form reasonably acceptable to the Issuer, to the effect that such Notes or Shares issued upon conversion thereof to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; or

(c) such Note Purchaser provides the Issuer with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144;

(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Notes or Shares issuable upon conversion thereof under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and

(iii) neither the Issuer nor any other Person is under any obligation to register the Notes or the Shares issuable upon conversion thereof under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

H. Legends. Such Note Purchaser understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Shares issuable upon conversion of the Notes have been registered under the Securities Act as contemplated by the Registration Rights Agreement, the stock certificates representing any Shares issued upon conversion of the Notes, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Issuer shall issue a certificate without such legend to the holder of the Notes or Shares issued upon conversion of the Notes upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (i) such Notes or Shares issued upon conversion of the Notes are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Issuer with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Notes or Shares issued upon conversion of the Notes may be made without registration under the applicable requirements of the Securities Act, or (iii) the Notes or Shares issued upon conversion of the Notes can be sold, assigned or transferred pursuant to Rule 144. The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

I. Validity; Enforcement. This Agreement and the Additional Transaction Documents to which the Note Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of such Note Purchaser and shall constitute the legal, valid and binding obligations of such Note Purchaser enforceable against such Note Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

J. No Conflicts. The execution, delivery and performance by such Note Purchaser of this Agreement and the Additional Transaction Documents to which the Note Purchaser is a party and the consummation by such Note Purchaser of the transactions contemplated hereby and thereby will not, (i) result in a violation of the organizational documents of such Note Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Note Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Note Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Note Purchaser to perform its obligations hereunder.

K. Residency. Such Note Purchaser is a resident of the jurisdiction specified below its address on the signature pages hereto.

L. Experience of the Note Purchaser. Such Note Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes and the Shares issuable upon conversion thereof, and has so evaluated the merits and risks of such investment. Such Note Purchaser is able to bear the economic risk of an investment in the Notes and the Shares issuable upon conversion thereof and is able to afford a complete loss of such investment.

M. Plan Assets; Prohibited Transactions. Either:

(i) the Note Purchaser is not, and is not using assets of, a Benefit Plan Investor or of a governmental, church or non-U.S. plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code (“Similar Law”) or any entity whose assets are treated as assets of any such plan to purchase the Notes and Common Stock; or

(ii) the purchase and holding of any Notes or any interest therein and the acquisition of any Common Stock or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any Similar Law.

9.23 Confidentiality

A. Each of the Parties shall hold as confidential this Agreement and any of its terms, and each Transaction Document, except as permitted in Sections 9.23C and 9.23D.

B. Each Note Holder shall hold all non-public information provided by the Issuer to it pursuant to the requirements of this Agreement that has been identified in writing as confidential by the Issuer in accordance with such Note Holder’s customary procedures for handling confidential information of this nature.

C. Each of the Parties may make disclosures:

(i) to the extent required by applicable Laws or by any judicial or administrative proceeding;

(ii) to the extent requested by any Government Authority, provided that, unless specifically prohibited by applicable Law or court order, each Note Holder shall notify the Issuer of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Note Holder by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information;

(iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Transaction Documents or the enforcement of rights hereunder;

(iv) to its Affiliates, and its and its Affiliates’ partners, members, directors, officers, employees, representatives and agents, advisors, including investment bankers, accountants, legal counsel and other advisors, to the extent the foregoing are directly involved in the transaction contemplated under this Agreement, and on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);

(v) to the extent such information (a) becomes publicly available other than as a result of a breach of this Section 9.23 or (b) becomes available to the Note Purchaser or any Note Holder on a non-confidential basis from a source other than the Issuer;

(vi) to any other party to the Transaction Documents;

(vii) subject to an agreement containing provisions substantially the same as those of this Section 9.23, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any transactions relating to Obligations; and

(viii) with the consent of: (a) each of the Note Holders, in the case of disclosure by the Issuer; and (b) the Issuer and the other Note Holders, in the case of disclosure by a Note Holder.

D. The Note Purchaser and each Note Holder may disclose the existence of this Agreement, and information on the transaction contemplated under this Agreement to existing or prospective institutional investors of any fund managed by Albright Capital Management LLC, or any of its Affiliates, and in addition to market data collectors, similar service providers to the lending industry, and service providers to the Note Purchaser and the Note Holders, and their respective shareholders, directors, officers, partners, separate account participants, beneficiaries, employees, advisors (including financial, legal and accounting), agents and representatives.

E. Each Note Holder may make disclosures to any nationally recognized rating agency that requires access to information about a Note Holder’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Note Holder or its Affiliates (and that no written or oral communications from counsel to the Note Purchaser and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Note Holder or a participant hereunder).

F. In no event shall any Note Holder be obligated or required to return any materials furnished by the Issuer, any other Subject Company or Transaction Document Party.

9.24 Reinstatement

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of any creditor or should a receiver or trustee be appointed for all or any significant part of any of the Issuer’s assets. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” any settlement or compromise with any Person (including the Issuer) in respect of such payment or otherwise, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.25 Coordination Among the Note Holders

The provisions of this Section 9.25 are solely for the benefit of the Note Holders and no Transaction Document Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions of this Section 9.25. Anything contained in any of the Transaction Documents to the contrary notwithstanding, each Note Holder hereby agrees that no Note Holder shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce or take any other action under any Transaction Document, without the prior written consent of the Note Holders, and each Note Holder agrees with the other Note Holders that it will take no action to realize upon any of the Collateral or to enforce or take any other action under any Transaction Document without such consent.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Convertible Note Facility Agreement to be executed by its respective duly authorized officers as of the date first written above.

THE ISSUER:

ECO-STIM ENERGY SOLUTIONS, INC.
a Nevada corporation

By:	/s/ Jon Christopher Boswell
Name:	Jon Christopher Boswell
Title:	President and Chief Executive Officer

Signature Page

THE NOTE PURCHASER:

ACM EMERGING MARKETS MASTER FUND I, L.P.,
a Cayman Islands exempted limited partnership

By:	ALBRIGHT CAPITAL MANAGEMENT LLC,
its General Partner

By:	/s/ Ahmad Al-Sati
Name:	Ahmad Al-Sati
Title:	Authorized Officer

Signature Page

SCHEDULE 2.3A

Use of Proceeds

Eco-Stim Energy Solutions, Inc.

Capital Expenditure Draws

5/27/14

Draw #1
QM Support Equipment	455,700
QM Fleet #2 Deposit	1,000,000
S&S	6,463,600
S&S Blender #2	282,568
Accounting Software	200,000
Shipping	400,000
Insurance	315,000
FoTech Recording Systems & Exclusivity	1,027,470
Bonding	400,000
Spooling Unit	315,000
Fiber Support Equipment	250,000
2 Fiber Optic Reels	135,200
Albright Advisor Cap	300,000
FracPro Software	81,000
NCS YPF Project	238,347

$11,863,885

1

SCHEDULE 3.3A

Calculation of Make Whole Premium

The “Make-Whole Premium” shall equal an amount (which shall not be less than zero), calculated by the Note Holders as of the date of the Prepayment Notice (or other date as of which the Make Whole Premium has become payable), equal to (i) the IRR Target Amount (as defined below) minus (ii) all amounts to be received by the Note Holders under the Notes (including payments of principal and interest, but net of fees and commissions, withholding taxes or other similar expenses) following payment in full of the outstanding principal amount of the Notes in accordance with the terms of the Agreement.

“IRR Target Amount” means the amount that yields to Note Purchaser an internal rate of return of twenty-one percent (21%) on the Commitment, calculated using the XIRR function in Microsoft Excel and assuming all Advances are fully drawn as of the Closing Date in the full amount of the Commitment, notwithstanding the actual dates on which the Advances are made.

Schedule 3.3A Calculation of Make Whole Premium	1

SCHEDULE 5.1A

Ownership of the Issuer

Schedule 5.1A(x) – Table of beneficial ownership of the Issuer

Name	Common	Total	Percentage
Bjarte Bruheim	525,639	561,128	13.49%
Trek Partners III	342,857	342,857	8.24%
Jon Christopher Boswell	257,138	310,924	7.47%
Rome AS, Co	120,495	120,495	2.90%
Carlos Fernandez	109,993	129,232	3.11%
Alexander Nickolatos	50,000	64,094	1.54%
Bobby Chapman	25,000	50,000	1.20%
Craig Murrin	25,083	34,694	0.83%
Thomas Hardisty	21,385	25,014	0.60%
Christopher Krummel	11,763	12,893	0.31%

Total	1,489,352	1,651,330	39.69%

All officers and directors as a group	1,273,779		30.61%

Total shares outstanding	4,160,683

Schedule 5.1A(y) – Record Shareholder List

See attached list of Transfer Agent as of May 27, 2014

Schedule 5.1A(z) – Table of Equity Awards

Name	$0.33 Options	$3.33 Options	$6 Options	Restricted Stock	Total
Jon Christopher Boswell	-	30,048	125,000	-	155,048
Bobby Chapman	-	-	100,000	-	100,000
Bjarte Bruheim	-	22,318	75,000	-	97,318
Miguel DiVincenzo	-	-	50,000	-	50,000
Alexander Nickolatos	4,083	5,015	25,000	-	34,098
Carlos Fernandez	-	22,318	10,000	-	32,318
Eamon Flynn	-	17,504	5,000	-	22,504
Craig Murrin	-	9,481	10,000	-	19,481
Martin Pons	-	-	15,000	-	15,000
Javier Rivera	-	-	-	15,000	15,000
Mark Stevenson	4,083	5,015	5,000	-	14,098
Thomas Hardisty	583	729	10,000	-	11,312
Rome AS, Co	-	-	10,000	-	10,000
Jeff Freedman	-	-	5,000	-	5,000
Inge Olsen	583	729	-	-	1,312
Christopher Krummel	583	729	-	-	1,312
Total	9,915	113,886	445,000	15,000	583,801

SCHEDULE 5.2L

Transactions With Affiliates

Consulting Services Agreement by and between Frac Rock International, Inc. and Carlos Alberto Fernandez.

Schedule 5.2L Transactions With Affiliates	1

SCHEDULE 5.2R

Other Covered Persons

In connection with a private placement announced on January 27, 2014, the Company has currently engaged and expects to pay commissions to the following brokers in the estimated amounts based on the anticipated funding.

Eco-Stim Energy Solutions, Inc.

Schedule of Anticipated

Broker Dealer Obligations

Firm Name	Anticipated Funding	Agreed Commission	Expected Commission

Agasti Wunderlich	$1,500,000	6%	$90,000

GSS Capital Group	$3,000,000	9%	$270,000

OFS Cap	$-	6%	$-

Colorado Financial Service Corporation	$200,000	10%	$20,000

Company Management	$300,000	0%	$-

Totals	$5,000,000		$380,000

Schedule 5.R Other Covered Persons	1

SCHEDULE 5.3

Contingent Obligations of Eco-Stim Argentina

Coiled Tubing Asset Package Lease Agreement dated December 21, 2013 by and between Impact Engineering, AS and Tango Rock S.A.

Schedule 5.3 Contingent Obligations of Eco-Stim Argentina	1

SCHEDULE 5.6

Litigation

None.

Schedule 5.6 Litigation	1

SCHEDULE 5.7

Taxes

None.

Schedule 5.7 Taxes	1

SCHEDULE 5.12

Environmental Non-Compliance

None.

Schedule 2.3A Environmental Non-Compliance	1

EXHIBIT A

Form of Note

ECO-STIM ENERGY SOLUTIONS, INC.

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE AND THE EQUITY SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS IS AVAILABLE THEREUNDER. THE SALE, ASSIGNMENT, TRANSFER, NEGOTIATION OR PLEDGE OF THIS CONVERTIBLE PROMISSORY NOTE, OR ANY PORTION HEREOF OR INTEREST HEREIN, IS ALSO SUBJECT TO CERTAIN RESTRICTIONS SET FORTH HEREIN.

$[_____________]

New York, New York

[__________________________, 201[__]

FOR VALUE RECEIVED, ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Issuer”), promises to pay to [_________________________________], a [____________________] (the “Payee”) [or its registered assigns] the principal amount of [INSERT AMOUNT IN ALL CAPS] ($[____________________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of all Advances made by the Payee to the Issuer pursuant to the Convertible Note Facility Agreement hereinafter referenced). The principal amount of this note (this “Note”) shall be payable at the times and in the amounts specified in the Convertible Note Facility Agreement referenced below, and the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

1. The Issuer also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Convertible Note Facility Agreement dated as of May 28, 2014 by and between the Issuer and ACM Emerging Markets Master Fund I, L.P., as the Note Purchaser, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Convertible Note Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined.

Exhibit A Form of Note	1

2. This Note is one of the Issuer’s “Notes” under the Convertible Note Agreement, is issued pursuant to and entitled to the benefits of the Convertible Note Agreement and is secured by the collateral specified in the Security Documents. Reference is made to the Convertible Note Agreement for a more complete statement of the terms and conditions under which this Note evidenced hereby was made and is to be repaid.

3. Unless this Note is earlier converted in accordance with Section 7 hereof, all payments of principal and interest in respect of this Note shall be made in Dollars in immediately available funds to the Payee by crediting before 12:00 noon (New York City time), on the applicable payment date, through wire transfer, to the account of the Payee identified in accordance with the Payment Instructions set forth in Section 3.5B to the Convertible Note Agreement or at such other account as shall be designated in writing by the Payee for such purpose in accordance with the terms of the Convertible Note Agreement.

4. Whenever any payment on this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

5. This Note may not be prepaid except as may be permitted by the Convertible Note Agreement.

6. The principal amount of this Note, any Advances made pursuant to the terms of the Convertible Note Agreement, and any payments and prepayments made by the Issuer shall be recorded by the Payee on its books and on Schedule 1, and the Payee may also attach schedules to this Note and endorse thereon the date, amount, maturity, all payments made and conversions of principal amounts on this Note; provided that any failure of the Payee to make any such recordation or endorsement shall not affect the obligations of the Issuer under this Note.

7. (a) As provided hereafter and in the Convertible Note Agreement, in the event that the Note Holder elects, in its sole discretion, to convert the amounts advanced under the Notes prior to the repayment in full of such Notes as of such date of conversion into the Shares, the then outstanding principal amount (including accrued and unpaid interest) of this Note will automatically be so converted. This election may be exercised by the Note Holders giving the Issuer written notice of their election to so convert, on the Business Day of and not more than ten (10) calendar days prior to the proposed conversion date (the “Conversion Date”). The Issuer shall notify the Payee and each other Note Holder of the receipt of any such election within two (2) Business Days after receipt thereof. Any conversion pursuant to this Section 7 will be effective as of the Conversion Date. The initial “Conversion Rate” is 166.66667 Shares per $1,000 principal amount of the Notes, provided that in the event that the Buyers (as defined in the Option Agreement) fail to exercise the Option within the time period provided for the in Option Agreement, the Conversion Rate shall automatically be adjusted to 142.85714 Shares per $1,000 principal amount of the Notes. The Conversion Rate shall be subject to further adjustment as provided in Section 8. If the Note Holders exercise their conversion rights, at the Conversion Date:

Exhibit A Form of Note	2

(i) the Payee shall record the principal amount so converted on its books and on Schedule 1;

(ii) the Payee shall be deemed to be the record holder of the number of fully paid and non-assessable Shares determined in accordance with this Section 7;

(iii) appropriate entries evidencing such ownership shall be made in the Issuer’s books and records; and

(iv) the Issuer shall, on the Conversion Date, deliver to the Payee a certificate or certificates for the number of Shares to which the Payee is entitled.

(b) No fractional Share shall be issuable upon conversion.

(c) All principal and interest that is converted into the Shares pursuant to this Section 7 will no longer be outstanding or due and payable from the Issuer and will be deemed to have been fully paid and satisfied on the Conversion Date and the Issuer shall thereafter have no further obligation or liability with respect to such principal and interest. Subject to the terms and conditions of the Convertible Note Agreement, the conversion of outstanding principal amounts under this Note (and the other Notes) shall not affect the availability of subsequent Advances under the Notes, and, at the option of the Note Holders, the Notes may be converted from time to time with respect to the remaining Advances thereunder.

8. Adjustment of Conversion Rate. The “Conversion Rate” is subject to adjustment as provided in this Section 8. The Conversion Rate shall be subject to adjustments, calculated by the Issuer, from time to time as follows:

(a) In case the Issuer shall hereafter pay a dividend or make a distribution to all holders of outstanding Common Stock in Common Stock, the Conversion Rate in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:

(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination.

Such increase shall become effective immediately after the opening of business on the Business Day following the record date. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

Exhibit A Form of Note	3

(b) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced. In each such case, the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) In case the Issuer shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Rate in effect at the opening of business on the date after such record date by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible) at such below Current Market Price, and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate Conversion Price of the convertible securities so offered) would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after the opening of business on the day following the record date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock (or securities convertible into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Directors.

Exhibit A Form of Note	4

(d) In case the Issuer shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock of any class of capital stock of the Issuer (other than any dividends or distributions to which Section 8(a) applies) or evidences of its indebtedness or other assets, including securities, but excluding, (1) any rights or warrants referred to in Section 8(c), (2) any dividends or distributions in connection with a reclassification, change of the Issuer’s shares of Common Stock, merger, consolidation, statutory share exchange, combination, sale or conveyance, and (3) dividends and distributions paid exclusively in cash referred to in Section 8(e) (the securities described in foregoing clauses (1), (2) and (3) hereinafter in this Section 8(d) called the “excluded securities”), then, in each such case, subject to the second succeeding paragraph of this Section 8(d), the Conversion Rate shall be adjusted so that the same shall be equal to the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date with respect to such distribution by a fraction:

(i) the numerator of which shall be such Current Market Price per share of Common Stock on the record date, and

(ii) the denominator of which shall be the Current Market Price per share of Common Stock on such date, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a board resolution) on such date of the portion of the securities, evidences of indebtedness or other assets so distributed (other than excluded securities) applicable to one share of Common Stock (determined on the basis of the number of shares of shares of Common Stock outstanding on the record date).

Such increase shall become effective immediately prior to the opening of business on the day following the record date. However, in the event that the then fair market value (as so determined) of the portion of the securities, evidences of indebtedness or other assets so distributed (other than excluded securities) applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Note Holder shall have the right to receive upon conversion of the Notes (or any portion thereof) the amount of securities, evidences of indebtedness or other assets so distributed (other than excluded securities) that such Note Holder would have received had such Note Holder converted such Notes (or portion thereof) immediately prior to such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

If the Board of Directors determines the fair market value of any distribution for purposes of this Section 8(d) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution (other than excluded securities), it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to Section 8(g) to the extent possible, unless the Board of Directors in a board resolution determines in good faith that determining the fair market value during the Reference Period would not be in the best interests of the Note Holder.

Exhibit A Form of Note	5

For purposes of Sections 8(a) through 8(d), any dividend or distribution to which this Section 8(d) is applicable that also includes share of Common Stock, a subdivision or combination of share of Common Stock to which Section 8(b) applies, or rights or warrants to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) to which Section 8(c) applies (or any combination thereof), shall be deemed instead to be:

(1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such share of Common Stock, such subdivision or combination or such rights or warrants to which Sections 8(a) through 8(c) apply, respectively (and any Conversion Rate increase required by this Section 8(d) with respect to such dividend or distribution shall then be made), immediately followed by:

(2) a dividend or distribution of such share of Common Stock, such subdivision or combination or such rights or warrants (and any further Conversion Rate increase required by Sections 8(a) through 8(c) with respect to such dividend or distribution shall then be made), except:

(A) the record date of such dividend or distribution shall be substituted as (x) “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution”, “record date fixed for such determinations” and “record date” within the meaning of Section 8(a), (y) “the day upon which such subdivision becomes effective” and “the day upon which such combination becomes effective” within the meaning of Section 8(b), and (z) as “the date fixed for the determination of shareholders entitled to receive such rights or warrants”, “the record date fixed for the determination of the shareholders entitled to receive such rights or warrants” and such “record date” within the meaning of Section 8(c), and

(B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 8(a) and any increase or reduction in the number of shares of Common Stock resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

(e) In case the Issuer shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock, cash, then and in each such case, immediately after the close of business on such date, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such record date by a fraction:

(i) the numerator of which shall be equal to the Current Market Price on such record date, and

(ii) the denominator of which shall be equal to the Current Market Price on the record date less an amount equal to the quotient of (x) the aggregate amount of the cash distributed and (y) the number of shares of Common Stock outstanding on the record date.

Exhibit A Form of Note	6

In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(f) In case the Issuer or any of its Subsidiaries pays holders of the shares of Common Stock in respect of a tender offer or exchange offer, other than an odd-lot offer, by the Issuer or any of its Subsidiaries for shares of Common Stock to the extent that the cash and fair market value of any other consideration included in the payment per share of Common Stock exceeds the Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), then, and in each such case, the Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to close of business on the date of the Expiration Time by a fraction:

(i) the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Sale Price of the shares of Common Stock on the Trading Day next succeeding the Expiration Time, and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Sale Price of the shares of Common Stock on the Trading Day next succeeding the Expiration Time.

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Issuer is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Issuer is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made.

(g) For purposes of this Section 8, the following terms shall have the meanings indicated:

“Current Market Price” shall mean the average of the daily Sale Prices per share of Common Stock for the ten consecutive Trading Days ending not later than the earlier of the date immediately prior to the date in question and the day before the “ex” date with respect to the issuance, distribution, subdivision or combination requiring such computation. If another issuance, distribution, subdivision or combination to which Section 8 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the preceding definition, then “Current Market Price” shall be appropriately adjusted to reflect the impact of such issuance, distribution, subdivision or combination on the Sale Price of the share of Common Stock during such period. For purposes of this paragraph, the term “ex” date, when used:

Exhibit A Form of Note	7

(A) with respect to any issuance or distribution, means the first date on which the shares of Common Stock trades regular way on the relevant exchange or in the relevant market from which the Sale Price was obtained without the right to receive such issuance or distribution;

(B) with respect to any subdivision or combination of shares of Common Stock, means the first date on which the shares of Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and

(C) with respect to any tender or exchange offer, means the first date on which the shares of Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 8, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 8 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(2) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.

(3) “record date” shall mean for purposes of this Section 8, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Common Stock have the right to receive any cash, securities or other property or in which the shares of Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(4) “Sale Price” as of any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid price and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date on the principal United States securities exchange on which the shares of Common Stock are traded or, if the shares of Common Stock are not listed on a United States national or regional securities exchange, as reported by the OTC Bulletin Board or successor thereto or by Pink Sheets LLC or a successor thereto. In the absence of a quotation, the Board of Directors of the Issuer will determine the sale price on the basis of such quotations as the Board of Directors in good faith considers appropriate.

(h) The Issuer may make such increases in the Conversion Rate, in addition to those required by any of Sections 8(a) through (f), as the Board of Directors considers to be advisable to avoid or diminish any income Tax to holders of shares of Common Stock or rights to purchase shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income Tax purposes.

Exhibit A Form of Note	8

(i) All calculations under this Section 8 shall be made by the Issuer and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the shares of Common Stock. No adjustment in the Conversion Rate shall be required if the holders of the Notes participate in the transactions that would otherwise lead to an adjustment in the Conversion Rate pursuant to this Section 8.

(j) In any case in which this Section 8 provides that an adjustment shall become effective immediately after a record date for an event, the Issuer may defer until the occurrence of such event, (i) issuing to the holder of any Notes converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder of Notes any amount in cash in lieu of fractional shares of Common Stock.

(k) For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer. The Issuer will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer.

9. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE ISSUER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10. Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Convertible Note Agreement.

11. The terms of this Note are subject to amendment only in the manner provided in the Convertible Note Agreement.

12. This Note is subject to restrictions on transfer or assignment as provided in the Convertible Note Agreement.

13. No reference herein to the Convertible Note Agreement and no provision of this Note or the Convertible Note Agreement shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Exhibit A Form of Note	9

14. This Note is a registered Note and, as provided in Section 9.1C of the Convertible Note Agreement, upon surrender of any Note at the principal office of the Issuer for registration of transfer or exchange (for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each transferee of such Note or part thereof and a representation by each such transferee that such transferee is a Permitted Transferee), the Issuer shall execute and deliver, at the Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Prior to the due presentment for registration and transfer, the Issuer may treat the person in whose name this Note is registered as the Holder and the owner of this Note for the purpose of receiving payment and for all other purposes of this Note and the Convertible Note Agreement. Notwithstanding anything to the contrary herein, the right to receive payments of interest and principal under this Note shall be transferable only upon surrender for cancellation of this Note, and the issuance of a new Note registered in the name of the transferee. In addition, the Issuer shall maintain a register in which it shall record the name of the Holder or any transferee, and no transfer shall be valid unless so registered.

15. The Issuer promises to pay all costs and expenses, including attorneys’ fees, all as provided in the Convertible Note Agreement, incurred in the collection and enforcement of this Note, to the extent required by Section 9.2 of the Convertible Note Agreement. The Issuer and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.

Exhibit A Form of Note	10

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed and delivered by its respective duly authorized officers as of the date and at the place first written above.

ECO-STIM ENERGY SOLUTIONS, INC.
a Nevada corporation

By:
Name:
Title:

Exhibit A Form of Note	11

SCHEDULE 1

to Convertible Promissory Note

No.	Date	Amount of Principal Advanced	Amount of Principal Paid, Prepaid or Converted	Balance of Principal	Notation Made By
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
21.
22.
23.
24.
25.

Exhibit A Form of Note	12

EXHIBIT B

Form of the Advance Notice

[Letterhead of the Issuer]

To: [Insert addresses of the Note Holders[s]]

[DATE]

RE: Advance Notice under the Convertible Note Facility Agreement

Ladies and Gentlemen:

Reference is made to that certain Convertible Note Facility Agreement dated as of May 28, 2014, between Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Issuer”) and ACM Emerging Markets Master Fund I, L.P., a Cayman Islands exempted limited partnership, as the Note Purchaser, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Convertible Note Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined.

The Issuer irrevocably requests an Advance on [__________, ___] (or as soon as practicable thereafter) (the “Funding Date”) of the aggregate amount of $[____________] under the Notes.

The undersigned [INSERT TITLE][1] of the Issuer hereby certifies:

1. The Issuer shall use the proceeds of such Advance,

[FOR THE INITIAL ADVANCE

as set forth in Annex 1 hereto, in an aggregate amount of not less than the sum of $[11,863,885] plus the amount of all costs and expenses incurred with respect to shipping, insurance and bonding for the equipment to be purchased pursuant to the Equipment Purchase Agreements, including the payment of the consideration for the QM Option, plus the amounts due under the Exclusive Sales Agreement dated May 1, 2014 between Fotech Oil & Gas Solutions Limited, an English company and the Issuer plus the fees and expenses of the Issuer incurred in connection with the Convertible Note Agreement with the proceeds of such Advance;]

1 Advance Notice may be signed by any of the following: chief executive officer, president, vice president or chief financial officer of the Issuer or by any executive officer of the Issuer designated by any of the above-described officers on behalf of Issuer.

Exhibit B Form of Advance Notice	1

[FOR SUBSEQUENT ADVANCES

for expenditures incurred in accordance with the Operating Budget then in effect or the Approved Capex Draw, in whole or in integral multiples of $500,000.]

2. Each of the conditions set forth in Section[s] [4.1 and] 4.2 of the Convertible Note Agreement have been satisfied (or waived by the Note Holders) as of the Funding Date.

3. The representations and warranties contained in the Convertible Note Agreement and in the other Transaction Documents are true and correct in all material respects on and as of the Funding Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

4. No event has occurred and is continuing or would result from the consummation of the transactions contemplated by this Advance Notice or the Transaction Documents that would constitute an Event of Default or a Potential Event of Default.

The above certifications are effective as of the date of this Advance Notice and shall continue to be effective as of the Funding Date. If any of these certifications is no longer valid as of or prior to the requested Funding Date, the Issuer undertakes to immediately notify the Note Holders.

ECO-STIM ENERGY SOLUTIONS, INC.
a Nevada corporation

By:
Name:
Title

Exhibit B Form of Advance Notice	2

ANNEX 1

Use of proceeds

Exhibit B Form of Advance Notice	3

EXHIBIT C

Form of Option Agreement

Exhibit C Form of Option Agreement	1

EXHIBIT D-1

Form of Viking Security Agreements

Exhibit D-1 Form of Viking Security Agreements	1

EXHIBIT D-2

Form of Viking Share Pledges

Exhibit D-2 Form of Viking Share Pledges	1

EXHIBIT E

Form of U.S. Security Agreement

Exhibit E Form of U.S. Security Agreement	1

EXHIBIT F

Form of Argentina Share Pledge

Exhibit F Form of Argentina Share Pledge	1

EXHIBIT G

Form of Registration Rights Agreement

Exhibit G Form of Registration Rights Agreement	2

EXHIBIT H

Form of Stockholder Rights Agreement

Exhibit H Form of Stockholder Rights Agreement	1

EXHIBIT I-1

Form of U.S. Tax Compliance Certificate

(For Foreign Note Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Convertible Note Facility Agreement dated as of May 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Convertible Note Agreement”), by and between Eco-Stim Energy Solutions, Inc., as the Issuer, and ACM Emerging Markets Master Fund I, L.P., as the Note Purchaser.

Pursuant to the provisions of Section 3.6 of the Convertible Note Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Issuer with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuer, and (2) the undersigned shall have at all times furnished the Issuer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Convertible Note Agreement and used herein shall have the meanings given to them in the Convertible Note Agreement.

[NAME OF NOTE HOLDER]

By:	________________________________________
Name:
Title:

Date:	________ __, 201[ ]

Exhibit I-1 Form of U.S. Tax Compliance Certificate (Not Partnerships)

EXHIBIT I-2

Form of U.S. Tax Compliance Certificate

(For Foreign Note Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Convertible Note Facility Agreement dated as of May 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Convertible Note Agreement”), by and between Eco-Stim Energy Solutions, Inc., as the Issuer, and ACM Emerging Markets Master Fund I, L.P., as the Note Purchaser.

Pursuant to the provisions of Section 3.6 of the Convertible Note Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any Note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any Note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to this Convertible Note Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) except as provided below, none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a ten percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Issuer with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or applicable successor form)from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

Unless otherwise defined herein, terms defined in the Convertible Note Agreement and used herein shall have the meanings given to them in the Convertible Note Agreement.

[NAME OF NOTE HOLDER]

By:	________________________________________
Name:
Title:

Date:	________ __, 201[ ]

Exhibit I-2 Form of U.S. Tax Compliance Certificate (Partnerships)